Exhibit 10.29

EXECUTION VERSION

SERVICING AGREEMENT

Dated as of November 29, 2007

by and among

APPLEBEE’S ENTERPRISES LLC, as a Co-Issuer,

APPLEBEE’S IP LLC, as a Co-Issuer,

each RESTAURANT HOLDER named herein, as a Co-Issuer,

APPLEBEE’S FRANCHISING LLC, as a Securitization Entity,

APPLEBEE’S SERVICES, INC., as the Servicer,

APPLEBEE’S INTERNATIONAL, INC., as the Guarantor,

ASSURED GUARANTY CORP., as Series 2007-1 Class A Insurer,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Indenture Trustee

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EXHIBIT A – MANAGEMENT ASSERTION

EXHIBIT B-1 – POWER OF ATTORNEY FOR IP HOLDER

EXHIBIT B-2 – POWER OF ATTORNEY FOR OTHER SECURITIZATION ENTITIES

EXHIBIT C – FORM OF MONTHLY NOTEHOLDERS’ REPORT

EXHIBIT D – FORM OF MONTHLY SERVICER’S CERTIFICATE/REPORT

EXHIBIT E – FORM OF WEEKLY SERVICER’S REPORT

Schedule 2.1(f) – Franchisee Insurance Not Providing Affiliate Coverage
Schedule 2.1(h) – Servicer Insurance
Schedule 2.10 – Subservicing Arrangements with Affiliates and Third Parties
Schedule 5.3 – Third Party  Consent License Agreements
Schedule 5.5(a) – Banks without Account Control Agreements

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SERVICING AGREEMENT

This SERVICING AGREEMENT, dated as of November 29, 2007 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among Applebee’s Enterprises LLC, a Delaware limited liability company (the “Master Issuer”), Applebee’s Restaurants North LLC, a Delaware limited liability company, Applebee’s Restaurants Mid-Atlantic LLC, a Delaware limited liability company, Applebee’s Restaurants West LLC, a Delaware limited liability company, Applebee’s Restaurants Texas LLC, a Texas limited liability company, Applebee’s Restaurants Inc., a Kansas corporation, Applebee’s Restaurants Kansas LLC, a Kansas limited liability company, Applebee’s Restaurants Vermont, Inc. a Vermont corporation, together with such additional entities as may become parties to this Agreement from time to time as New Restaurant Holders (collectively, the “Restaurant Holders”), Applebee’s IP LLC, a Delaware limited liability company (the “IP Holder,” and, together with the Master Issuer and the Restaurant Holders, the “Co-Issuers”), Applebee’s Franchising LLC, a Delaware limited liability company (the “Franchise Holder”), Applebee’s Services, Inc. (formerly known as AII Services, Inc.), a Kansas corporation, as the servicer (the “Servicer”), Applebee’s International, Inc., a Delaware corporation, as the guarantor (the “Guarantor” or “Applebee’s International”), Assured Guaranty Corp., as Series 2007-1 Class A Insurer (the “Series 2007-1 Class A Insurer”), and Wells Fargo Bank, National Association, not in its individual capacity but solely as the indenture trustee (the “Indenture Trustee”).  For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Appendix A to the Indenture (as defined below).

RECITALS

WHEREAS, the Co-Issuers have entered into the Base Indenture, dated as of the date hereof, with the Indenture Trustee (together with the Series Supplements thereto, and as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), pursuant to which the Co-Issuers shall issue one or more series of notes (collectively, the “Notes”) from time to time, on the terms described therein;

WHEREAS, as security for the indebtedness represented by the Notes and the other Secured Obligations, (i) the Co-Issuers shall grant to the Indenture Trustee on behalf of the Secured Parties a security interest in the Indenture Collateral owned by each of them pursuant to the Indenture and (ii) the Franchise Holder and Applebee’s Holdings LLC, a Delaware limited liability company (“Applebee’s Holdings”), shall irrevocably and unconditionally guarantee the obligations of the Co-Issuers under the Notes and all other obligations of the Co-Issuers under the Transaction Documents to which the Co-Issuers are a party and pledge a security interest in the Indenture Collateral owned by each of them pursuant to the related Guaranty and Collateral Agreement;

[Applebee’s Servicing Agreement]

WHEREAS, from and after the date hereof, all New Assets (as defined below) shall be originated by the Master Issuer or its Subsidiaries following the Closing Date;

WHEREAS, the Co-Issuers and the other Securitization Entities that are a party to this Agreement desire to jointly engage the Servicer, and each of them desires to have the Servicer enforce its rights and powers and perform its duties and obligations under the Serviced Documents (as defined below) and the Transaction Documents to which it is party in accordance with the Servicing Standard (as defined below);

WHEREAS, each of the Co-Issuers and the other Securitization Entities that are a party to this Agreement deems it beneficial and efficient to become a party to this Agreement;

WHEREAS, each of the Co-Issuers and the other Securitization Entities that are a party to this Agreement desires to have the Servicer enter into certain agreements and acquire certain assets from time to time on its behalf, in each case in accordance with the Servicing Standard;

WHEREAS, the IP Holder desires to appoint the Servicer as its agent for providing comprehensive intellectual property acquisition, development, management, maintenance, protection, enforcement, licensing, contract administration services, and any other duties or services in connection with the maintenance of the IP Assets in accordance with the Servicing Standard;

WHEREAS, the Servicer desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Servicing Standard; and

WHEREAS, each of the Co-Issuers and the other Securitization Entities that are a party to this Agreement desires to enter into this Agreement to provide for, among other things, the servicing of the respective rights, powers, duties and obligations of the Co-Issuers and such other Securitization Entities, as applicable, under or in connection with the Asset Contribution Agreements, the Franchise Assets, the IP Assets, the Real Estate Assets, the Company-Owned U.S. Restaurants and the Master Issuer’s equity interests in the IP Holder, the Franchise Holder and the Restaurant Holders, and any other assets acquired by or transferred to the Master Issuer (including the Post-Closing Restaurants if and when acquired by the applicable Securitization Entity) or any of its Subsidiaries (collectively, the “Serviced Assets”) by the Servicer, all in accordance with the Servicing Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Certain Definitions. Capitalized terms used herein but not otherwise defined herein or in Appendix A to the Indenture shall have the following meanings

“Accountants’ Report” has the meaning set forth in Section 3.3 hereof.

“Administrative Services” means the services described in Section 2.4 hereof, including basic administrative services, including bookkeeping and accounting services, payroll services and other services which operating companies frequently outsource to third parties.

“Agreement” has the meaning set forth in the preamble hereto.

“Applebee’s System” means a system of restaurants that specialize in the sale of moderately priced food and alcoholic beverages in a casual dining setting, that includes proprietary rights in certain trade names, service marks and trademarks, including the service mark “Applebee’s Neighborhood Grill & Bar” and variations of such mark, designs, decor and color schemes for restaurant premises, signs, equipment, procedures and formulas for preparing food and beverage products, specifications for certain food and beverage products, inventory methods, operating methods, financial control concepts, training facilities and teaching techniques.

“Back-Up Manager Proposal” has the meaning set forth in Section 6.2(b)(ii) hereof.

“Business” means the business conducted by Applebee’s International and its Affiliates immediately prior to the Closing Date primarily relating to the franchising and operation of restaurants in the “casual dining” category (as such term is commonly used in the restaurant industry).

“Co-Issuers” has the meaning set forth in the preamble hereto.

“Collection Practices” has the meaning set forth in Section 4.10(a) hereto.

“Competitive Business” means the business of franchising or operating restaurants in the United States that have or offer: (i) a varied menu; (ii) table service; (iii) beer, wine and/or liquor; and (iv) a per person average guest check that is between 70% and 130% of the per person average guest check of the Company-Owned U.S. Restaurants as of such date of determination; provided that if the total number of Company-Owned U.S. Restaurants is reduced to below 40 as of any date of determination following the Closing Date, on and after such date the per person average guest check of a representative sample of the Franchised U.S. Restaurants shall be applied for purposes of clause (iv) of this definition (and otherwise the per person average guest check for purposes of clause (iv) of this definition shall be determined in such other manner as may be mutually agreed upon by each of the Aggregate Controlling Party and the Servicer).

“Continuing Franchise Fees” means all royalty fees, transfer fees, renewal fees, license fees and any similar fees (other than Initial Franchise Fees or Advertising Fees), interest on late payments, damages for breach, indemnities or insurance recoveries, due and to become due under or in connection with a Franchise Agreement.

“Credit Card Sub-Accounts” means the sub-accounts of the Concentration Account into which the credit card processors will deposit credit card proceeds for subsequent withdrawal and deposit to the Concentration Account in the manner provided in Section 10.1 of the Indenture.

“Criteria” has the meaning set forth in Section 3.3 hereof.

“Current Practice” means, in respect of any action or inaction, (a) with respect to Applebee’s International, the performance standards of Applebee’s International and its Affiliates immediately prior to the Closing Date and (b) with respect to IHOP Corp., the performance standards of IHOP Corp. and its Affiliates immediately prior to the Closing Date.

“Defective New Asset” means (a) any New Asset (other than any Non-Conforming New Franchise Document) that does not satisfy the applicable representations and warranties of ARTICLE V hereof on the New Asset Addition Date for such New Asset or (b) any Defective Non-Conforming New Franchise Document.

“Defective Non-Conforming New Franchise Document” means each Non-Conforming New Franchise Document which (a) during any time until and including the Accounting Date occurring in December 2012, shall cause the (i) Weighted Average Royalty Rate to decline below 3.70% (to be calculated assuming the Applebee’s Restaurant subject to such Non-Conforming New Franchise Document had sales equal to the Applebee’s U.S. system-wide average unit volume for the immediately preceding 12 Monthly Collection Periods unless such Non-Conforming New Franchise Document relates to a then-existing Applebee’s Restaurant, including a refranchised Applebee’s Restaurant, in which event actual sales shall be used for such calculation) or (ii) the aggregate number of Negative Leases to exceed 50 and (b) at any time after the Accounting Date occurring in December 2012, shall cause the aggregate number of Non-Conforming Franchise Documents to exceed the lesser of (i) 75 (up to 50 of which may be Negative Leases) and (ii) the number of Applebee’s Restaurants equal to 4.00% of the total

Franchised U.S. Restaurants and Company-Owned U.S. Restaurants, in each case, as determined as of each Accounting Date; provided that each New Franchise Document that was at one time a Non-Conforming New Franchise Document but is subsequently modified such that the conditions under the definition of Non-Conforming New Franchise Document are no longer applicable shall be deducted from the foregoing calculations of Non-Conforming New Franchise Documents as of the time of such subsequent modification.

“Discloser” has the meaning set forth in Section 7.1 hereof

“Disentanglement” has the meaning set forth in Section 6.4(a) hereof.

“Disentanglement Period” has the meaning set forth in Section 6.4(c) hereof.

“Disentanglement Services” has the meaning set forth in Section 6.4(a) hereof.

“Existing Franchise Document” means any Franchise Document entered into by Applebee’s International or any Affiliate prior to the Closing Date.

“Former Franchisor” means, with respect to any Franchise Agreement or Development Agreement, Applebee’s International or any Affiliate thereof, as applicable, that originally entered into such Franchise Agreement or Development Agreement as franchisor thereunder prior to the Closing Date.

“Franchise Documents” means Franchise Agreements, Development Agreements, Refranchised Restaurant Leases, Franchisee Sub-Leases and other contracts, agreements or arrangements to which the Former Franchisor or its Affiliates, the Master Issuer or the Franchise Holder, on the one hand, and a Franchisee, on the other hand, is a party in connection with the franchise system, together with any modifications, amendments, extensions or replacements of the foregoing.

“Franchisee Insurance Policy” means any property and casualty insurance policy or policies required to be maintained by a Franchisee for the benefit of the Master Issuer or any of its Affiliates, whether direct or indirect and whether or not the Master Issuer or any of its Affiliates is an additional insured, pursuant to the Franchise Agreements.

“Franchisee Insurance Proceeds” means any amounts paid upon settlement of a claim filed under a Franchisee Insurance Policy, net of direct fees, out of pocket costs and disbursements incurred in connection with the collection thereof, which amounts are the property of the Franchisee.

“Franchisee Lease Payments” means the rental payments and any other amounts paid by any franchisee pursuant to any Refranchised Restaurant Lease or Franchisee Sub-Lease.

“Guarantee” has the meaning set forth in Section 8.1 hereof.

“Guarantor” has the meaning set forth in the preamble hereto.

“Indemnitee” has the meaning set forth in Section 2.7 hereof.

“Indenture” has the meaning set forth in the recitals hereto.

“Indenture Trustee” has the meaning set forth in the preamble hereto.

“Indenture Trustee Indemnitee” has the meaning set forth in Section 2.7(d) hereof.

“Independent Accountants” has the meaning set forth in Section 3.2 hereof.

“Initial Franchisee Fees” means all initial franchise fees or franchise fee deposits due and to become due under or in connection with any Franchise Agreement or Development Agreement, subject to any reduction in accordance with the terms of the applicable Development Agreement.

“IP Holder” has the meaning set forth in the preamble.

“IP Services” means performing the IP Holder’s obligations as licensor under the IP License Agreements (and under any other agreements pursuant to which the IP Holder licenses the use of any IP Assets); exercising the IP Holder’s rights under the IP License Agreements (and under any other agreements pursuant to which the IP Holder licenses the use of any IP Assets); and acquiring, developing, managing, maintaining, protecting, enforcing, defending, licensing and undertaking such other duties and services as may be necessary in connection with the IP Assets, on behalf of the IP Holder, including, without limitation, the following activities:

(a)           searching, screening and clearing After-Acquired IP Assets to assess the risk of potential infringement;

(b)           filing, prosecuting and maintaining applications and registrations for the IP Assets, in the United States (and, with respect to the POS System, worldwide), in the IP

Holder’s name, including, timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, the timely payment of all registration and maintenance fees, responding to third party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences or other office or examiner requests or requirements;

(c)           monitoring third party use and registration of Trademarks and taking appropriate actions to oppose or contest the use and any application or registration for Trademarks that could reasonably be expected to infringe, dilute or otherwise violate the IP Assets or IP Holder’s rights therein;

(d)           confirming the IP Holder’s legal title in and to the IP Assets, including obtaining written assignments of IP Assets to the IP Holder and recording transfers of title in the appropriate intellectual property registry;

(e)           with respect to the IP Holder’s rights and obligations under the IP License Agreements and any Transaction Documents or other agreements pursuant to which the IP Holder licenses the use of any IP Assets, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering approvals (or disapprovals) that are required under the applicable license agreement(s), and ensuring that any use of such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement and is in compliance with all applicable laws and the requirements of each of the Transaction Documents;

(f)            sublicensing the IP Assets to suppliers, manufacturers, advertisers, and other service providers in connection with the provision of products and services for use in the U.S. Restaurant Business, the Other U.S. Products and Services, the Other U.S. Franchise Business and the U.S. Territories Business;

(g)           protecting, policing, and, in the event that the Servicer becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the IP Assets, or any portion thereof, enforcing such IP Assets, including, (i) preparing and responding to and further prosecuting cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the IP Assets, and seeking all appropriate monetary and equitable remedies in connection therewith; provided that the IP Holder shall, and hereby agrees to, join as a party to any such suits to the extent necessary to maintain standing;

(h)           performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by the IP Holder, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Indenture Trustee and Co-Issuer together or any Insurer (so long as it is a Series Controlling Party) may from time to time reasonably request in connection with the security interests in the IP Assets granted by the IP Holder to the Indenture Trustee under the Indenture, (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Indenture Trustee and the Co-Issuers together or any Insurer (so long as it is a Series Controlling Party) may from time to time reasonably request that are intended to evidence such security interests in the IP Assets and recording such grants or other instruments with the relevant authority including the PTO, the United States Copyright Office or, only with respect to the POS System, with any applicable foreign intellectual property office and (iii) disclosing to Applebee’s International all material After-Acquired IP Assets for Applebee’s International’s exploitation thereof outside the U.S. and U.S. Territories;

(i)            taking such actions as any licensee under an IP License Agreement may request that are required by the terms, provisions and purposes of such IP License Agreement (or by any other agreements pursuant to which the IP Holder licenses the use of any IP Assets) to be taken by the IP Holder, and preparing (or causing to be prepared) for execution by the IP Holder all documents, certificates and other filings as the IP Holder shall be required to prepare and/or file under the terms of such IP License Agreements (or such other agreements);

(j)            paying or causing to be paid or discharged any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the IP Assets or contesting the same in good faith;

(k)           obtaining licenses of third party Intellectual Property for use and sublicense in connection with the U.S. Restaurant Business, the Other U.S. Products and Services, the Other U.S. Franchise Business and the U.S. Territories Business, including sublicense to Franchisees pursuant to Participation Agreements or to Securitization Entities; and

(l)            with respect to trade secrets and other confidential information of the IP Holder, taking all reasonable measures to maintain confidentiality and to prevent non-confidential disclosures.

“Master Issuer” has the meaning set forth in the preamble hereto.

“Monthly Noteholders’ Report” has the meaning set forth in Section 3.1(b) hereof.

“Negative Lease” means, with respect to any Monthly Collection Period, a Refranchised Restaurant Lease and Franchisee Sub-Lease that is reasonably expected to yield negative Net Rental Revenue during such Monthly Collection Period.

“Net Rental Revenue” means, with respect to any Franchisee Sub-Lease or Refranchised Restaurant Lease for any Monthly Collection Period, the amount equal to (a) all Lease Receipts that are scheduled to be paid to the applicable Restaurant Holder or Predecessor Restaurant Holder by the Franchisee on such Franchisee Sub-Lease or Refranchised Restaurant Lease, as applicable, during such Monthly Collection Period minus (b) all Lease Payments, if any, that are scheduled to be paid to the primary lessor of the related property by the applicable Restaurant Holder or Predecessor Restaurant Holder during such Monthly Collection Period.

“New Asset” means a New Franchise Document, a New Leased Real Property or a Company-Owned Real Property or other Serviced Asset acquired or entered into after the Closing Date.

“New Asset Addition Date” means, with respect to any New Asset, the earliest of (i) the date on which such New Asset is acquired by a Securitization Entity, (ii) the later of (a) the date upon which the closing occurs under the applicable contract giving rise to such New Asset and (b) the date upon which all of the diligence contingencies in the contract for purchase of the applicable New Asset expire and the Securitization Entity acquiring such New Asset no longer has the right to cancel such contract and (iii) the date on which a Securitization Entity begins receiving Continuing Franchise Fees or Franchisee Lease Payments with respect to such New Asset.

“New Company-Owned Real Property” means any real property owned by the Restaurant Holders and acquired after the Closing Date.

“New Leased Real Property” means any real property leased by the Restaurant Holders from a third-party property lessor in respect of which the lease was entered into after the Closing Date (including any Company-Owned Real Property which was subsequently sold to and leased back from third parties, but excluding, however, any asset that is acquired by any of the Securitization Entities after the Closing Date pursuant to an Asset Contribution Agreement).

“New Property” means, collectively, the New Company-Owned Real Property and the New Leased Real Property.

“Non-Conforming Existing Franchise Document” has the meaning specified under the First-Tier Asset Contribution Agreement.

“Non-Conforming New Franchise Document” means (i) with respect to any date of determination, any Franchise Document that is a New Franchise Agreement providing for a monthly royalty rate below 4.0% of “gross sales” (as defined in the related Franchise Agreement) as of that date or (ii) any Negative Lease; provided that Non-Conforming New Franchise

Document shall not include any Non-Conforming Existing Franchise Document or Special Franchisee Document.

“Non-U.S. Business” means any business activities of Applebee’s International and its Subsidiaries (other than the Securitization Entities) located outside of the United States.

“Operational Audits” means the comprehensive inspection and evaluation program of the food, services, sanitation, appearance, employee training or equipment maintenance of Applebee’s Restaurants and Franchisees in order to verify each such restaurant’s and Franchisee’s compliance with the technical and operational standards.

“Post-Closing Assets” has the meaning set forth in Section 5.2(a) hereof.

“Post-Opening Services” means the services required to be performed under the Franchise Agreements or otherwise in connection with the Franchise Agreements by the Franchise Holder or Master Issuer, as applicable, after the opening of Applebee’s Restaurants to be operated by the applicable Franchisee, including without limitation, (a) the maintenance of a continuing advisory relationship with Franchisees, including consultation in the areas of marketing, merchandising and general business operations; (b) the provision to each Franchisee of the standards established or approved by the IP Holder for use of the Applebee’s Brand and other IP Assets; (c) the establishment of standards of quality, cleanliness, appearance and service at all Applebee’s Restaurants; (d) the administration of the Advertising Fees received pursuant to the applicable Franchise Agreements and the direction of the development of all advertising and promotional programs for the Applebee’s Brand; (e) the inspection of the Applebee’s Restaurants operated by each Franchisee; and (f) such other post-opening services as are required to be performed under the Franchise Agreements or otherwise in connection with the Franchise Documents by the Franchisor.

“Power of Attorney” means the authority granted by any Securitization Entity to the Servicer pursuant to a Power of Attorney in substantially the form set forth as Exhibit B hereto.

“Pre-Closing Date Net Collections Payment” means, with respect to any Serviced Asset hereunder, all collections and revenues received by Applebee’s International or its affiliates relating or attributable to such Serviced Asset, including without limitation, all Franchise Payments, for the period commencing on the Cut-Off Date and ending on the Closing Date.

“Pre-Opening Services” means the services required to be performed under the Franchise Agreements or otherwise in connection with the Franchise Documents by the Franchise Holder prior to the opening of the Applebee’s Restaurants to be operated by the applicable Franchisee, including without limitation, (a) the provision to each Franchisee of standards for the design, construction, equipping and operation of the Applebee’s Restaurants and the approval of locations meeting such standards; (b) the provision to individuals designated by the Franchisee of the then current initial training program to be conducted at one or more training centers or other locations designated by the Servicer; (c) the provision to each Franchisee of the Franchise Holder’s operations manual; and (d) the provision to each Franchisee of such other assistance in the pre-opening, opening and initial operation of the Applebee’s Restaurant as are required to be provided under the Franchise Agreements or otherwise in connection with the Franchise Documents by the Franchisor.

“Prior Terms” means, in respect of each type of contract included in New Franchise Documents, the contractual terms and provisions, exclusive of the applicable rates for Initial Franchise Fees or Continuing Franchise Fees, Advertising Fees and similar fees and expenses, that were generally prevailing for agreements of such type, entered into by a Former Franchisor on or before the Closing Date.

“Properties” means, collectively, the Company-Owned Real Property and the Leased Property.

“Quality Control Programs” means the Operational Audits and any other similar, successor or additional programs implemented for quality control purposes.

“Real Estate Assets” means (i) the Company-Owned Real Property, (ii) the Company Leases, (iii) the Sale/Leaseback Leases, if any, (iv) the Refranchised Restaurant Leases, if any, and (v) the Franchisee Sub-Leases, if any.

“Real Estate Services” means:

(a)           the negotiation, execution and recording of leases, subleases, deeds and other contracts and agreements relating to the Real Estate Assets on behalf of any Securitization Entity;

(b)           the management of the Real Estate Assets, including, without limitation, (i) the management of the Company-Owned Real Property and the Leased Property, (ii) the enforcement of the Company Leases, Sale/Leaseback Leases, Refranchised Restaurant Leases and the Franchisee Sub-Leases, (iii) the payment, extension, renewal, modification, adjustment, prosecution, defense, compromise or submission to arbitration or mediation of any obligation, suit, liability, cause of action or claim, including taxes, and (iv) the collection of any amounts payable to any Securitization Entity as a result of the use of the Real Estate Asset, including, without limitation, rent;

(c)           causing the Restaurant Holders, the Franchise Holder or any Additional Securitization Entity created for such purpose to (i) acquire and enter into agreements to acquire Real Estate Assets and (ii) sell, assign, transfer, encumber or otherwise dispose of all or any portion of the Real Estate Assets;

(d)           environmental evaluation and remediation activities on any real property owned or leased by a Securitization Entity;

(e)           obtaining appropriate levels of title insurance for the Company-Owned Real Property as of the acquisition of such Company-Owned Real Property by the applicable Securitization Entity; provided that the level of title insurance maintained on the Closing Date for the Company-Owned Real Property in existence on the Closing Date will be deemed to be the appropriate level of title insurance for such Company-Owned Real Property on and after the Closing Date for purposes of this clause (e);

(f)            making or causing to be made all repairs and replacements to the existing improvements and the construction of new improvements on the Real Estate Assets;

(g)           the employment of agents, managers, brokers or other persons necessary or appropriate to acquire, dispose of, maintain, own, lease, manage and operate the Real Estate Assets (which for the avoidance of doubt, shall not include persons employed in the day to day operations of Applebee’s Restaurants);

(h)           paying or causing to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Real Estate Assets or contesting the same in good faith;

(i)            to the extent that the Servicer or any of its Affiliates participates in the same, negotiating with Franchisees with respect to properties owned by Franchisees or leased by Franchisees from a third party landlord and entering any documentation with respect to the same; and

(j)            all other actions or decisions relating to the acquisition, disposition, maintenance, ownership, leasing, management and operation of the Real Estate Assets.

“Recipient” has the meaning ascribed to such term in Section 7.1 hereof.

“Requirements of Law” means with respect to any Person or any of its property, the certificate of incorporation or articles of association and by laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such

Person or any of its property, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether federal, state, local, foreign or international (including, without limitation, usury laws, the Federal Truth in Lending Act and retail installment sales acts).

“Serviced Affiliate” has the meaning set forth in Section 4.9 hereto.

“Serviced Assets” has the meaning set forth in the recitals hereto.

“Serviced Document” means any contract, agreement, arrangement or understanding relating to any of the Serviced Assets, including, without limitation, the Asset Contribution Agreements, Franchise Documents and the IP License Agreements.

“Servicer” means Applebee’s Services, Inc. in its capacity as Servicer hereunder, unless a successor Person shall have become the Servicer pursuant to the applicable provisions of the Indenture and this Agreement, and thereafter “Servicer” shall mean such successor Person.

“Servicer Replacement Plan” has the meaning set forth in Section 6.2(b)(iv).

“Servicer Termination Event” has the meaning set forth in Section 6.1(a).

“Services” means the servicing and administration by the Servicer of the Serviced Assets, in each case in accordance with the terms of this Agreement (including, for the avoidance of doubt, the Servicing Standard), the Indenture, the other Transaction Documents and the Serviced Documents, as agent for the applicable Securitization Entity, including, without limitation:

(a)           calculating and compiling information required in connection with any report to be delivered pursuant to the Transaction Documents;

(b)           preparing and filing of all tax returns and tax reports required to be prepared by any Securitization Entity;

(c)           paying or causing to be paid or discharged any and all taxes, charges and assessments required to be paid under applicable requirements of law by any Securitization Entity;

(d)           administering the Advertising Fees Account and the Servicing Accounts;

(e)           performing the duties and obligations of, and enforcing the rights against Affiliates of, the Securitization Entities pursuant to the Transaction Documents;

(f)            selecting the assets to be acquired or otherwise transferred in accordance with the applicable Asset Contribution Agreement;

(g)           making collections on and otherwise servicing (i) the Master Issuer’s rights and obligations under the Existing U.S. Franchise Agreements and the Post-Closing Restaurant Purchase Agreement; (ii) the Franchise Holder’s rights and obligations under the Development Agreements and the New U.S. Franchise Agreements; (iii) the rights and obligations of Applebee’s International and its Affiliates under the property relating to Post-Closing U.S. Restaurants and (iv) the right to terminate and approve amendments, waivers and modifications of, the Franchise Documents and to exercise all rights of the Franchise Holder and the Master Issuer under such Franchise Documents;

(h)           causing all Advertising Fees and Third Party Licensing Fees not paid to the Concentration Account to be paid to the Advertising Fees Account and the Third Party Licensing Fees Account, respectively;

(i)            on behalf of the Franchise Holder, selecting and approving new Franchisees and providing personnel to manage the selection and approval process;

(j)            on behalf of the Franchise Holder, preparing New U.S. Franchise Agreements and New U.S. Development Agreements, including, among other things, adopting variations to the forms of agreements used in documenting New U.S. Franchise Agreements or New U.S. Development Agreements and preparing and executing documentation of franchise transfers, terminations, renewals, site relocations and ownership changes, in all cases, subject to and in accordance with the terms of the Transaction Documents;

(k)           on behalf of the Franchise Holder, preparing and filing franchise offering circulars relating to New U.S. Development Agreements and New U.S. Franchise Agreements to comply in all material respects with applicable federal and state laws;

(l)            on behalf of the Master Issuer and the Franchise Holder, complying with franchise industry specific government regulation and applicable laws;

(m)          performing the obligations of the Securitization Entities under the Serviced Documents including entering into new Serviced Documents from time to time;

(n)           arranging for legal services with respect to the Serviced Assets, including with respect to the enforcement of the Franchise Documents;

(o)           providing accounting and financial reporting services (including, to the extent the Servicer determines the failure of the Franchise Holder to obtain and maintain the status as an exempt large franchisor could be reasonably expected to cause a Material Adverse Effect, providing such services in connection with the application for, and/or maintenance of, such status);

(p)           establishing and/or providing quality control services and standards for food, equipment, suppliers and distributors and monitoring compliance with such standards;

(q)           monitoring industry conditions and adapting its practices accordingly to meet changing consumer needs;

(r)            developing new products and services (or modifying any existing products and services) to be offered in connection with the Other U.S. Products and Services, the U.S. Restaurant Business, the U.S. Territories Business and the Other U.S. Franchise Business and supporting the development of programs for increasing awareness of the Applebee’s Brand;

(s)           developing, modifying, amending and disseminating (i) specifications for restaurant operations, (ii) the Applebee’s Restaurants operating manual and (iii) new menu items;

(t)            evaluating and approving, on behalf of the Master Issuer and Franchise Holder, as applicable, assignments of Franchise Agreements and other Franchise Documents by Franchisees to third party franchisee candidates or existing Franchisees;

(u)           operating the Company-Owned U.S. Restaurants, including maintaining appropriate levels of property and casualty insurance in respect of Company-Owned U.S. Restaurants;

(v)           obtaining, renewing and keeping in effect all licenses or other arrangements necessary for the sale of alcoholic beverages at Company-Owned U.S. Restaurants;

(w)          on behalf of Master Issuer and the Franchise Holder, as applicable, taking such actions as are necessary or it deems advisable to enforce the obligations of any Franchisee under the applicable Franchise Agreement and the riders and addenda thereto in respect of the Weight Watchers Agreement;

(x)            performing the Pre-Opening Services and Post-Opening Services on behalf of the Master Issuer under the Existing U.S. Franchise Agreements and the Franchise Holder under the Development Agreements and the New U.S. Franchise Agreements;

(y)           performing the Real Estate Services, including paying, on behalf of the related Restaurant Holder, real estate taxes and any other taxes or other amounts payable to any governmental authority and causing any payments to be made to any third-party landlords with respect to the Company Leases (and enforcing all rights of the Restaurant Holders under all Company Leases);

(z)            performing the IP Services;

(aa)         performing the Administrative Services;

(bb)         managing the rights of the Master Issuer under the IHOP Residual Certificate; and

(cc)         performing such other services as may be necessary from time to time and consistent with the Servicing Standard and the Transaction Documents in connection with the Serviced Assets.

“Servicing Standard” means:

(a)           with respect to Applebee’s Services, Inc., in its capacity as the Servicer (and any Successor Servicer that is an Affiliate of Applebee’s International):

(i)            with respect to the Company-Owned U.S. Restaurants, standards maintained by the Servicer that are at least equal when taken as a whole to the Current Practice of Applebee’s International and are conducted in a commercially reasonable manner that is normal and usual with respect to the Current Practice of Applebee’s International; provided that the Servicer shall be free to modify such servicing standards, including the franchising or refranchising of restaurants and the sale/leaseback or other similarly structured transactions in respect of the underlying real property, consistent with the standards set forth in clause (ii) below as long as such modification by the Servicer shall not result in servicing standards that differ materially in any adverse respect from common industry practices and shall not have a Material Adverse Effect on the Securitization Entities, the Insurers, if any, or the Indenture Collateral; and

(ii)           with respect to Franchised U.S. Restaurants or otherwise other than in respect of matters addressed in clause (i) above and clauses (a)(iii) and (b) below, standards maintained by the Servicer that, when taken as a whole, are at least equal to the Current Practice of IHOP Corp. and/or the Current Practice of Applebee’s International (for which purpose the election between the Current Practice of IHOP Corp. and

Applebee’s International (or election to apply both) shall be made at the discretion of the Servicer), and are conducted in a commercially reasonable manner that, when taken as a whole, is normal and usual with respect to the Current Practice of IHOP Corp. and/or the Current Practice of Applebee’s International (for which purpose the election between the Current Practice of IHOP Corp. and the Current Practice of Applebee’s International (or election to apply both) shall be made at the discretion of the Servicer) and, to the extent of changed circumstances, practices or technologies, the procedures that the Servicer would use if the assets being serviced were owned by the Servicer and the Servicer was not engaged in any business other than on behalf of the Securitization Entities; and

(iii)          with respect to the Other U.S. Products and Services or the Other U.S. Franchise Business, the standards that the Servicer would maintain if the assets being serviced were owned by the Servicer and the Servicer was not engaged in any business other than on behalf of the Securitization Entities; provided, that such standards shall, when taken as a whole, be conducted in a commercially reasonable manner that is normal and usual with respect to then existing practice of Applebee’s International and/or Applebee’s Services Inc.; and provided, further, that the application of such standards shall not result in servicing standards that differ materially in any adverse respect from common industry practices and could not reasonably be expected to have a Material Adverse Effect on the Securitization Entities, the Insurers, if any, or the Collateral; and

(b)           with respect to any Successor Servicer that is not an Affiliate of Applebee’s International, standards comparable to the standards set forth in clause (a) above, subject to satisfaction of the Rating Agency Condition and the consent of the Lead Insurer with respect to each Series of Notes Outstanding in connection with the entry into the related servicing agreement;

provided that, in each case, the Servicer shall be deemed to be in compliance with the Servicing Standard (i) in its establishment of, and/or the procurement of products and services from, any purchasing cooperative on behalf of Franchisees, the Securitization Entities and/or other Affiliates of the Servicer, (ii) in connection with any decision to consolidate, downsize or otherwise implement changes in respect of (A) support services for the POS System, (B) field managers and operational service units and (C) guest service centers, in each case, in order to enhance efficiency in its discretion and (iii) for any other change to the Servicing Standard set forth above with respect to which the Aggregate Controlling Party has provided its prior written consent.

“Special Franchisee Document” means any Franchise Document entered into in respect of any Franchisee subject to the Former Franchisor’s “premier developer program” or similar programs to be established by the Servicer or any Affiliate thereof, pursuant to which the Former Franchisor, the Franchise Holder or the Servicer (acting on behalf of the Master Issuer or the Franchise Holder), as the case may be, agrees to waive or reduce the payment of the royalty or rent thereunder for a period not to exceed one-year without renewal and/or provide other means of incentives to such Franchisee for the development of Applebee’s Restaurants in excess of the number of Applebee’s Restaurants as to which such Franchisee has committed to develop pursuant to the applicable time period in the Development Agreement; provided that such incentives shall apply solely with respect to the Applebee’s Restaurants developed in excess of such Franchisee’s committed number of Applebee’s Restaurants for the applicable time period.

“Subservicing Arrangement” means an arrangement whereby the Servicer engages any other Person (including any Affiliate) to perform certain of its duties under this Agreement excluding the fundamental corporate functions of the Servicer; provided that any agreement between the Servicer and third party vendors pursuant to which the Servicer purchases a specific product or service or outsources routine administrative functions shall not constitute a Subservicing Arrangement.

“Successor Servicer” means any successor to Applebee’s Services, Inc., as the initial Servicer, performing the obligations of the Servicer hereunder, as appointed to act as the Servicer pursuant the Back-Up Manager Proposal and approved by the Aggregate Controlling Party.

“Supplemental Servicing Fee” means an amount to be determined with the written consent of the Aggregate Controlling Party.

“Term” shall have the meaning set forth in Section 9.1 hereof.

“UFOC” means the initial uniform franchise offering circular of Applebee’s Franchising LLC, as modified, updated or supplemented from time to time.

“Weekly Servicer’s Report” has the meaning set forth in Section 3.1(d) hereof.

“Weekly Servicing Fee” means, with respect to each Weekly Allocation Date, the amount determined by dividing:

(i) an amount equal to the sum of (A) a $10,000,000 base fee, plus (B) $13,000 for each Franchised U.S. Restaurant as of such date, plus (C) $135,000 for each Company-Owned U.S. Restaurant as of such date; by

(ii) 52;

provided, that the Weekly Servicing Fee shall be adjusted on each Payment Date to reflect any change to the number of Franchised U.S. Restaurants and Company-Owned U.S. Restaurants as set forth in the related Monthly Servicer’s Certificate (which change shall be effective on and after the first day of the Monthly Collection Period immediately following delivery of the related Monthly Servicer’s Certificate); provided, further, that each of the amounts set forth in clauses (i)(A), (i)(B) and (i)(C) shall be subject to a 2% annual increase on the first day of the Monthly Collection Period that commences immediately following each anniversary of the Closing Date; provided, further, that no such increase shall apply if after giving effect to such increase the sum of the amounts set forth in clauses (i)(A), (i)(B) and (i)(C) shall exceed 35% of the aggregate Retained Collections over the preceding twelve Monthly Collection Periods).

“Weighted Average Royalty Rate” means, as of any time of determination, the percentage, expressed as a fraction:

(i)            the numerator of which is the aggregate royalty fees receivable from Franchisees (excluding for such purpose any Applebee’s Restaurant owned by Restaurant Holders in their capacities as Franchisees) with respect to the immediately preceding 12 Monthly Collection Periods (excluding such amounts receivable in respect of Non-Conforming Existing Franchise Documents and Special Franchisee Documents); and

(ii)           the denominator of which is the aggregate sales of Franchised U.S. Restaurants (excluding for such purpose any Applebee’s Restaurant owned by Restaurant Holders in their capacities as Franchisees) during the corresponding 12 Monthly Collection Periods (excluding sales in respect of Applebee’s Restaurants subject to Non-Conforming Existing Franchise Documents and Special Franchisee Documents).

Section 1.2             Other Defined Terms.

(a)           Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein.

(b)           The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c)           Any reference herein to “knowledge” or “actual knowledge” of any party hereto with respect to an event including, without limitation, a Servicer Termination Event, shall mean the actual knowledge of (i) the Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, Senior Vice President of Finance or General Counsel of the Servicer, (ii) any manager or director (as applicable) of any Securitization Entity who is also a director or an officer of the Servicer and/or IHOP Corp. or (iii) any Authorized Officer of the Servicer directly responsible for managing the servicing activities on behalf of such party or for administering the transactions relevant to such event.

(d)           Unless as otherwise provided herein,  the word “including” as used herein shall mean “including without limitation”.

Section 1.3             Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  If at any time from and after the date of this Agreement any change in GAAP would alter in any material respect the computation of any financial ratio,  restriction or definition set forth in any Transaction Document whose definition directly or indirectly refers to GAAP (including, for example, to increase (or decrease) the amount of Debt permitted to be incurred under any Transaction Document or materially change the calculation of any amounts required to be paid thereunder), and either the Servicer or the Aggregate Controlling Party shall so request, the parties hereto and the Aggregate Controlling Party shall negotiate in good faith to amend such ratio, restriction or definition to preserve the original intent thereof in light of such change in GAAP (subject to the written approval of the Servicer and the Aggregate Controlling Party); provided that, until so amended, (i) such ratio, restriction or definition shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Servicer shall provide to the Indenture Trustee and each Insurer, if any, concurrently with all financial statements and other documents required to be delivered by it or its Affiliates under any Transaction Document, a reconciliation between calculations of such ratio, restriction or definition made before and after giving effect to such change in GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4             Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

ADMINISTRATION AND SERVICING OF SERVICED ASSETS

Section 2.1             Applebee’s Services, Inc. to act as Servicer.

(a)  Engagement of the Servicer.  The Servicer is hereby authorized by each applicable Securitization Entity, and hereby agrees, to perform the Services (or refrain from the performance of the Services) subject to and in accordance with the Servicing Standard and the terms of this Agreement and the other Transaction Documents.  With respect to the IP Services, the Servicer shall perform such IP Services in accordance with the Servicing Standard and the IP License Agreements except that if the IP Holder determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the IP Assets then the Servicer shall take such additional action.  The Servicer shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Servicing Standard, the Indenture and the other Transaction Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services which the Servicer determines are necessary or desirable.  Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, the Indenture and the other Transaction Documents, including, without limitation, Section 2.8, the Servicer, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Servicer’s own name (in its capacity as agent for the applicable Securitization Entity ) or in the name of any Securitization Entity (pursuant to the applicable Power of Attorney), on behalf of any Securitization Entity or the Indenture Trustee, as the case may be, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Serviced Assets, including, without limitation, consents to sales, transfers or encumbrances of the assets relating to an Applebee’s Restaurant by any Restaurant Holder or any Franchisee or consents to assignments and assumptions of the Franchise Agreements by any Franchisee in accordance with the terms thereof.  For the avoidance of doubt, the parties hereto acknowledge and agree that (i)  the Servicer is providing Services directly to each applicable Securitization Entity and (ii) the Master Issuer is not providing, and is under no obligation to provide, any Services to any of its Subsidiaries which are parties hereto.  Nothing in this Agreement shall preclude the Securitization Entities from performing the Services on their own behalf at any time, and from time to time.

(b)          Actions to Perfect Security Interests.  Subject to the terms of the Indenture and any applicable Series Supplement, the Servicer shall take those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens) of any Securitization Entity’s and the Indenture Trustee’s respective interests in the Indenture Collateral; provided, however that there is no action required to be taken by the Servicer as of the Closing Date to perfect certain Liens of the Indenture Trustee as set forth in Section 5.5 and Section 5.6.  The Servicer shall prepare and deliver to the Indenture Trustee executed real estate mortgages on all Company-Owned Real Property within 180 days following the Closing Date (or such later date as may be permitted in writing by the Aggregate Controlling Party with respect to all or part of the Company-Owned Real Property) but shall not be required to record such mortgages unless a Trigger Event has occurred and is continuing pursuant to Section 5.6.  Without limiting the foregoing, the Servicer shall file or cause to be filed with the appropriate government office the financing statements on Form UCC-1, and assignments of financing statements on Form UCC-3, and other filings requested by the Co-Issuers, the Aggregate Controlling Party or the Indenture Trustee,  to be filed in connection with each Asset Contribution Agreement, the IP License Agreements, the IP Assets, the Indenture, the other Transaction Documents and the transactions contemplated thereby.  The Indenture Trustee’s sole responsibility with respect to the mortgages delivered to it in accordance with this Section 2.1(b) shall be to hold and safekeep such mortgages. Upon the occurrence of a Trigger Event the Aggregate Controlling Party shall direct the Indenture Trustee in writing to release such mortgages to the Servicer for recordation in accordance with Section 5.6.

(c)           Ownership of Servicer-Developed IP.

(i)            The Servicer acknowledges and agrees that the Intellectual Property rights in all IP Assets shall be owned by and inure exclusively to the benefit of the IP Holder, including Servicer-Developed IP.  The Servicer shall irrevocably assign and transfer, and hereby does irrevocably assign and transfer, to the IP Holder any and all of the Servicer’s right, title and interest, including in any goodwill connected with the use of and symbolized by any Trademarks, in, to and under any Servicer-Developed IP.  The IP Holder and Servicer expressly agree that, to the fullest extent allowed by law, any copyrightable material contained in the Servicer-Developed IP shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, but, if any such works are not considered “works made for hire” for any purpose, then they are deemed automatically covered by the assignment provisions set forth in this subsection (c)(i). Notwithstanding the foregoing, the Servicer-Developed IP transferred to the IP Holder shall not include any rights of the Servicer under licenses for use of third party Intellectual Property to the extent that such rights are not assignable and sublicensable back to Servicer (and its sublicensees).

(ii)           The Servicer hereby irrevocably assigns, transfers, and quitclaims to Applebee’s International any and all Non-U.S. Intellectual Property Rights whether now or hereafter created, developed, authored or acquired by the Servicer in, to, or under (a) the Applebee’s Brand, (b) products or services sold or distributed under the Applebee’s Brand, and (c) derivative works of, and other variations on or improvements to the IP Assets or any non-U.S. equivalent thereof (other than the POS System), including in any goodwill connected with the use of and symbolized by any Trademarks included in such Non-U.S. Intellectual Property Rights.  The Servicer (i) shall not, and shall not permit any entity for whom it is performing Services (other than Applebee’s International or an entity designated by Applebee’s International), to submit an application to register, or register, in its name any Patent, Trademark, Copyright or Internet Domain Name included in the foregoing Non-U.S. Intellectual Property Rights, and (ii) shall use commercially reasonable efforts to ensure that any license for third party Intellectual Property entered into by the Servicer is not for use outside the U.S. and the U.S. Territories.

(iii)          The parties acknowledge and agree that Applebee’s International shall have the right to enforce its rights and the Servicer’s and IP Holder’s obligations under this Section 2.1 notwithstanding that Applebee’s International is executing this Agreement as a guarantor.

(d)           Further Assurances.  The Servicer agrees to cooperate in good faith with Applebee’s International, at Applebee’s International’s sole cost and expense, for the purpose of servicing and preserving Applebee’s International’s rights in, to and under the Non-U.S. Intellectual Property Rights to be assigned and transferred to Applebee’s International under this Section 2.1(d), including executing any documents and taking any actions, at Applebee’s International’s reasonable request, to confirm, file, and record in any appropriate registry Applebee’s International’s legal title in, to and under such Non-U.S. Intellectual Property Rights.

The Servicer hereby appoints Applebee’s International as its attorney-in-fact authorized to execute such documents in the event that the Servicer fails to execute the same within twenty (20) days following Applebee’s International’s request to do so (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.

(e)           Grant of Power of Attorney.  In order to provide the Servicer with the authority to perform and execute its duties and obligations as set forth herein, each Securitization Entity that is a party hereto hereby agrees to execute, upon request of the Servicer, a Power of Attorney in substantially the form set forth as Exhibit B-1 (with respect to the IP Holder) or Exhibit B-2 (with respect to each other Securitization Entity) hereto, which Powers of Attorney shall terminate in the event that the Servicer’s rights under this Agreement are terminated as provided herein.

(f)            Franchisee Insurance.  The Servicer acknowledges that, to the extent that it or any of its Affiliates is named as a “loss payee” or “additional insured” under any Franchisee Insurance Policies, it shall use commercially reasonable efforts to cause it to be so named in its capacity as the Servicer on behalf of the Master Issuer or the Franchise Holder, as the case may be, and the Servicer shall promptly remit to the Indenture Trustee for deposit in the Franchisee Insurance Proceeds Account any Franchisee Insurance Proceeds received by it or by the Master Issuer or any other Affiliate under the Franchisee Insurance Policies to the extent such Franchisee Insurance Proceeds relate to any Franchise Agreements.  The Servicer shall use commercially reasonable efforts to cause the Master Issuer or the Franchise Holder, as the case may be, to be named as an “additional insured” under all Franchisee Insurance Policies at the earliest time such Franchisee Insurance Policies are issued, renewed or replaced after the date hereof. With respect to the Franchisee Insurance Policies which do not provide Affiliate coverage, as set forth in Schedule 2.1(f) hereto, the Servicer shall use commercially reasonable efforts to have the Master Issuer named as an “additional insured” within three (3) months from the Closing Date.

(g)           Company-Owned U.S. Restaurants Insurance. The Servicer shall cause each Restaurant Holder, at its own expense, to procure and maintain an “all risk, fire, and extended coverage” commercial property insurance policy with an “agreed amount” endorsement in an amount not less than 100% of the full replacement cost of the applicable Restaurant. Each such policy shall name the Indenture Trustee as a loss payee and shall be issued by a reputable insurance company with an A.M. Best rating of A+ or better.

(h)           Servicer Insurance.  The Servicer agrees to maintain adequate insurance consistent with the type and amount maintained by the Servicer under the Current Practices of Applebee’s International, subject, in each case, to any adjustments or modifications made in accordance with the Servicing Standard.  Such insurance shall cover each of the Securitization Entities, as an additional insured, to the extent that such Securitization Entity has an insurable interest therein.  All insurance policies currently maintained by the Servicer are listed on Schedule 2.1(h) hereto.

Section 2.2             Accounts.

(a)           Collection of Payments; Remittances; Collection Account.  The Servicer shall cause the collection of all amounts owing under the terms and provisions of each Serviced Document in accordance with the Servicing Standard and subject to and in accordance with the Transaction Documents.

(b)           Collections.  Except as otherwise set forth in this Agreement, the Servicer shall cause all funds due and to become due to any Securitization Entity and to the Predecessor Restaurant Holders (with respect to the Post-Closing U.S. Restaurants) to be deposited to the Concentration Account for further credit to the Collection Account in accordance with Section 10.1(a) of the Indenture; provided, that (i) Advertising Fees payable by the Franchisees (excluding for this purpose the Restaurant Holders and the Predecessor Restaurant Holders in their capacity as Franchisees) will be deposited by the Servicer in the Advertising Fees Account; (ii) Asset Disposition proceeds will be deposited by the Servicer in the Capital Expenditure Reserve Account; (iii) all insurance and condemnation proceeds will be deposited by the Servicer in the Insurance Proceeds Account; (iv) Third Party Licensing Fees collected from Franchisees (excluding for this purpose the Restaurant Holders and the Predecessor Restaurant Holders in their capacity as Franchisees) will be deposited by the Servicer in either the Third Party Licensing Fee Account or the Concentration Account; (v) any Indemnification Amounts and Series Hedge Agreement Receipts shall be deposited directly into the Collection Account, provided that any Liquor License Related Indemnification Amounts will be deposited into the Collection Account in accordance with the procedures set forth in Section 2.2(n)(ii) below; (vi) any Insurance Proceeds Amounts shall be withdrawn from the Insurance Proceeds Account and deposited directly into the Collection Account; and (vii) any Asset Disposition Prepayment Amounts shall be withdrawn from the Capital Expenditure Reserve Account and deposited directly into the Collection Account.

(c)           Deposits to Concentration Account.   On or prior to the Closing Date, the Servicer shall establish and maintain the Concentration Account into which the Servicer shall deposit (or cause to be deposited) the following amounts:

(i)            all amounts payable by Franchisees, including all Franchise Payments and Development Payments, within three (3) Business Days following the Servicer’s receipt of such payments, to the extent that such payments are not deposited directly to the Concentration Account, any Servicing Account or such other account, in each case in accordance with the terms of the Indenture or this Agreement, as applicable;

(ii)           all cash revenues generated at Company-Owned U.S. Restaurants and Post-Closing U.S. Restaurants (unless and until such Restaurants become Reacquired U.S. Restaurants) within three (3) Business Days following the Servicer’s or its Affiliates’ receipt of such cash revenues; provided, however, that to the extent required under applicable laws, the Servicer shall be permitted to deposit revenues attributable to alcohol sales at Company-Owned U.S. Restaurants and Post-Closing U.S. Restaurants that operate as Texas private clubs into one or more accounts maintained in the name of such Texas private clubs; provided, further, that the Servicer shall withdraw from such accounts and deposit into the Concentration Account within ten (10) Business Days after the end of each fiscal month the amount remaining in such accounts after the payment of applicable taxes and fees relating to the operation of the Texas private clubs;

(iii)          all credit card proceeds for transactions at Company-Owned U.S. Restaurants and Post-Closing U.S. Restaurants (unless and until such Restaurants become Reacquired U.S. Restaurants) (which shall be deposited by the Servicer to the Concentration Account within three (3) Business Days after the date on which such credit card proceeds are deposited by the related credit card processor to the applicable credit card sub-account of the Concentration Account);

(iv)          the aggregate amount, if any, withdrawn from the Gift Card Reserve Account for deposit to the Concentration Account on a weekly basis on each Weekly Allocation Date in an amount equal to the aggregate dollar amount of the redemption at Company-Owned U.S. Restaurants and Post-Closing U.S. Restaurants of ACMC Gift Cards sold at Company-Owned U.S. Restaurants or Post-Closing U.S. Restaurants, as applicable, over the related Weekly Collections Allocation Period;

(v)           the amount received from ACMC, Inc. in respect of the redemption at Company-Owned U.S. Restaurants and Post-Closing U.S. Restaurants of ACMC Gift Cards sold other than at Company-Owned U.S. Restaurants or Post-Closing U.S. Restaurants, as applicable;

(vi)          the amount deposited to the Concentration Account by ACMC, Inc. or its third party processor in respect of Applebee’s Branded Gift Cards issued by unaffiliated Franchisees that are sold at Franchised U.S. Restaurants and redeemed at Company-Owned U.S. Restaurants or Post-Closing U.S. Restaurants, as applicable;

(vii)         the Lease Receipts, if any, paid to the Restaurant Holders within three (3) Business Days of receipt by or on behalf of the Restaurant Holders;

(viii)        all amounts received upon the disposition of obsolete inventory, equipment, furniture, fixtures and other assets (other than IP Assets) relating to the Company-Owned U.S. Restaurants within three (3) Business Days of receipt by the Restaurant Holders or Predecessor Restaurant Holders, as applicable

(ix)           all amounts, if any, received in respect of the IP Assets;

(x)            the IHOP Residual Amount, if any, received by the Servicer on behalf of the Master Issuer or by the Master Issuer on a weekly basis;

(xi)           the equity contributions, if any, made by Applebee’s International to Applebee’s Holdings for contribution to the Master Issuer, but only to the extent that Applebee’s International does not direct that such equity contributions be made directly to the Collection Account or any Collection Account Administrative Account; and

(xii)          all other amounts constituting Collections not referred to in the preceding clauses, including any royalty fees or other amounts received in respect of IP Assets, other than the Indemnification Amounts, Insurance Proceeds Amounts, Asset Disposition Prepayment Amounts and other amounts required to be deposited directly to the Collection Account (subject, in the case of Liquor License Related Indemnification Amounts, to Section 2.2(n)(ii) hereunder and Section 10.2(b) of the Indenture).

(d)           Withdrawals from Concentration Account.  On and after the Closing Date, the Servicer may withdraw funds from the Concentration Account in order to:

(i)            pay the cash operating expenses that are incurred or committed to be paid by the Restaurant Holders (or the Liquor License Holders) relating to the operation of the Company-Owned U.S. Restaurants and the Predecessor Restaurant Holders relating to the Post-Closing U.S. Restaurants (pursuant to Section 10.1(b)(i) of the Indenture), as applicable, including, without limitation, the cost of goods sold, labor, repair and maintenance expenses, insurance, liquor taxes, gift card redemption expenses, the local advertising fees allocable to the Company-Owned U.S. Restaurants, lease and other occupancy expenses, including the Lease Payments payable by the Restaurant Holders and, with respect to the Post-Closing U.S. Restaurants, the Predecessor Restaurant Holders, to third parties, in each case on any Business Day in accordance with the terms hereof;

(ii)           withdraw funds from the Concentration Account to the extent of the amounts previously deposited to the Concentration Account that the Servicer determines were required to be deposited directly to another account pursuant to this Agreement or pursuant to Section 10.1(b)(ii) of the Indenture, including any Advertising Fees payable by Franchisees that were required to be deposited to the Advertising Fees Account and any amounts not constituting Collections that were deposited to the Concentration Account in error, in each case, on any Business Day;

(iii)          make the payments and deposits required to be made pursuant to the Weekly Collections Allocation Priority on each Weekly Allocations Date pursuant to Section 10.1(b)(iii) of the Indenture; and

(iv)          provided that no Rapid Amortization Event has occurred and is continuing, on each Weekly Allocation Date during the first seven (7) Weekly Collections Allocation Periods following the Closing Date, following the payment of the amounts required to be paid on such Weekly Allocation Date pursuant to the Weekly Collections Allocation Priority, the Servicer shall have the right, but not the obligation, to withdraw up to the Weekly Residual Amount, plus any Weekly Residual Amount not withdrawn on a preceding Weekly Allocation Date, from the Concentration Account for distribution to or at the direction of the Master Issuer, so long as the Weekly Debt Service Allocation Amount, plus any Weekly Debt Service Allocation Amount not previously deposited in the Collection Account on a preceding Weekly Allocation Date, has been withdrawn from the Concentration Account and deposited into the Collection Account with respect to each such Weekly Collections Allocation Period.  In addition to the foregoing, the Servicer shall be permitted to withdraw the Initial Residual Deposit Amount on any Weekly Allocation Date in the second Monthly Collection Period, so long as no Rapid Amortization Event has occurred and is continuing and an amount equal to the Debt Service with respect to the Payment Date occurring in February 2008 shall have been deposited into the Collection Account on or before such Weekly Allocation Date; and

(v)           to make the deposits to the Collection Account on each Accounting Date in accordance with the terms of the Indenture.

(e)           Deposit of Misdirected Funds; No Commingling; Misdirected Payments.  The Servicer shall promptly deposit into the Concentration Account, the Collection Account, the Advertising Fees Account or such other appropriate account by the third Business Day immediately following actual knowledge of the Servicer or any of its Affiliates of the receipt thereof and in the form received or in cash, all payments in respect of the Serviced Assets incorrectly deposited into another account.  In the event that any funds not constituting Collections are incorrectly deposited in the Concentration Account, the Servicer shall promptly withdraw such amounts following actual knowledge thereof and shall pay such amounts to the person legally entitled to such funds.  The Servicer shall not commingle any monies that relate to Serviced Assets with its own assets and shall keep separate, segregated and appropriately marked and identified all Serviced Assets and any other property comprising any part of the Indenture Collateral, and for such time, if any, as such Serviced Assets or such other property are in the possession or control of the Servicer to the extent such Serviced Assets or such other property is Indenture Collateral, the Servicer shall hold the same in trust for the benefit of the Indenture Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity).  Additionally, the Servicer shall notify the Indenture Trustee in the Weekly Servicer’s Report of any amounts incorrectly deposited into the Collection Account, and arrange for the prompt remittance by the Indenture Trustee of such funds from the Collection Account to the Servicer.  The Indenture Trustee shall have no obligation to verify any information provided to it by the Servicer in any Weekly Servicer’s Report and shall remit such funds to the Servicer based solely on such Weekly Servicer’s Report.

(f)            Advertising Fees Account.  Except as set forth in the following sentence, all Advertising Fees payable by Franchisees on a monthly basis after the Cut-Off Date shall be paid to the Advertising Fees Account, which shall not be subject to the lien of the Indenture Trustee.  All Advertising Fees payable by Restaurant Holders and Predecessor Restaurant Holders (with respect to the Post-Closing Restaurants) will be withdrawn from the Concentration Account and deposited to the Advertising Fees Account in accordance with the Weekly Collections Allocation Priority.  The Servicer shall cause all Advertising Fees on deposit as of the Cut-Off Date in any of its bank accounts to be remitted to the Advertising Fees Account (including by transferring the title to any such account to the Master Issuer and/or causing such account to become the Advertising Fees Account) on the Closing Date.  The Servicer shall not make or permit or cause any other person to make or permit any borrowings to be made or liens to be levied against the Advertising Fees.  All interest and earnings (net of losses and investment expenses) paid on funds on deposit in the Advertising Fees Account shall be for the sole benefit of the Securitization Entities and/or Franchisees.  All amounts from time to time on deposit in the Advertising Fees Account shall be invested in Eligible Investments.  The Servicer, acting on behalf of the Franchise Holder and the Master Issuer, may in accordance with the Servicing Standard and the terms of the Franchise Agreements, increase or reduce the percentage of the gross sales paid by the Franchisees pursuant to the Franchise Agreements as Advertising Fees.  The Servicer shall apply amounts on deposit in the Advertising Fees Account on a daily basis to cover the costs and expenses associated with the National Advertising Fund (including those costs and expenses incurred prior to the Closing Date) in accordance with this Agreement; provided that the Servicer may apply interest and earnings (net of losses and investment expenses) for general purposes that directly benefit one or more Securitization Entities and/or the Franchisees in its discretion.

(g)           Lease Payment Account.  On each Weekly Allocation Date, the Lease Payment Allocation Amount required to be paid on Sale/Leaseback Leases shall be withdrawn from the Concentration Account and deposited into the Lease Payment Account.  The “Lease Payment Allocation Amount” means, (A) on each of the first three Weekly Allocation Dates that occur during each Monthly Collection Period, an amount equal to one-third of the Lease Payments scheduled to be paid on the Sale/Leaseback Leases, if any, over the immediately following Monthly Collection Period together with the shortfall, if any, in the amount required to be deposited to the Lease Payment Account pursuant to Section 10.1(b)(iii)(3) of the Indenture on any preceding Weekly Allocation Date (unless the related Lease Payment has already been paid in full or discharged) and (B) on the fourth and (if applicable) fifth Weekly Allocation Date that occurs during each Monthly Collection Period, the shortfall, if any, in the amount required to be deposited to the Lease Payment Account pursuant to Section 10.1(b)(iii)(3) of the Indenture on any preceding Weekly Allocation Date (unless the related Lease Payment has already been paid in full or discharged).  The Servicer shall cause all Lease Payment Allocation Amounts to be remitted to the Lease Payment Account (including by transferring the title to any such account to the Master Issuer and/or causing such account to become the Lease Payment Account) on each Weekly Allocation Date.  The Servicer shall apply amounts on deposit in the Lease Payment Account on any Business Day to make Lease Payments under Sale/Leaseback Leases on behalf of the Restaurant Holders and the Predecessor Restaurant Holders (in respect of Post-Closing U.S. Restaurants) in accordance with the Leases.

(h)           Third Party Licensing Fees Account.  The Servicer shall promptly deposit all Third Party Licensing Fees collected from Franchisees (other than Restaurant Holders and Predecessor Restaurant Holders in their capacities as Franchisees) after the Cut-Off Date into the Third Party Licensing Fees Account by the third Business Day immediately following actual knowledge of the receipt thereof by the Servicer or any of its Affiliates.  On each Weekly Allocation Date, the Servicer shall withdraw an amount equal to all Third Party Licensing Fees collected during the immediately preceding Weekly Collections Allocation Period from the Concentration Account, excluding any such third party licensing fees that were deposited directly into the Third Party Licensing Fee Account, and deposit such amount into the Third Party Licensing Fee Account.  The Servicer shall cause all Third Party Licensing Fees accrued (whether or not yet due) as of the Cut-Off Date in any of its bank accounts to be remitted to the Third Party Licensing Fee Account (including by transferring the title to any such account to the Master Issuer and/or causing such account to become the Third Party Licensing Fee Account) on the Closing Date.  The Servicer shall not make or permit or cause any other person to make or permit any borrowings to be made or liens to be levied against the Third Party Licensing Fees.  Subject to the terms of the Indenture, all interest and earnings (net of losses and investment expenses) paid on funds on deposit in the Third Party Licensing Fee Account shall be for the sole benefit of the Co-Issuers and the Franchise Holder.  All amounts from time to time on deposit in the Third Party Licensing Fee Account shall be invested in Eligible Investments.  The Servicer shall apply amounts on deposit in the Third Party Licensing Fee Account to pay the Third Party Licensing Fees to Weight Watchers International, Inc. or to pay the applicable royalties, licensing fees or other similar amounts to such other applicable third party licensors on such periodic basis as may be required from time to time under the applicable license agreement; provided that if the amount on deposit in the Third Party Licensing Fee Account is not sufficient to pay the minimum Weight Watchers Fees (as provided in the Weight Watchers Agreement) or such other royalties, licensing fees or other similar amounts to such other applicable third party licensors as may be required from time to time under the applicable license agreement, the amount of such deficiency may be paid out of the Advertising Fees Account (to the extent the Franchisees have agreed thereto in their respective Franchise Agreements); provided, further, that, subject to the terms of the Indenture, the Servicer may apply interest and earnings (net of losses and investment expenses) for general purposes that directly benefit one or more Securitization Entities in its discretion.  The Servicer may apply Collections in the Concentration Account to make deposits to the Third Party Licensing Fee Account for subsequent payment to third parties in connection with such other agreements pursuant to which royalty fees, licensing fees or other similar fees may be payable to third parties from time to time in the future.

(i)            Insurance Proceeds Account.  The Servicer will deposit or cause to be deposited to the Insurance Proceeds Account all insurance and condemnation proceeds received by or on behalf of the Securitization Entities on the Collateral within three (3) Business Days following receipt of such proceeds, pending a determination by the Servicer whether such amounts are required to be applied as Insurance Proceeds Amounts on the following Payment Date.  The Servicer may withdraw any such amounts not required to be applied as Insurance Proceeds Amounts on any Business Day for the restoration of the related property or for investment in the New U.S. Restaurant Business.  All such insurance and condemnation proceeds deposited in the Insurance Proceeds Account which the Servicer has determined not to apply to restore the related property or for investment in the New U.S. Restaurant Business and which the

Servicer has determined are not required to be applied as Insurance Proceeds Amounts will be withdrawn by the Servicer for deposit to the Concentration Account.  To the extent that such amounts are not applied directly to Franchisee Insurance Restoration Payments in accordance with the related Franchise Agreements, all Franchisee Insurance Proceeds received by or on behalf of the Franchisees after the Cut-Off Date shall be deposited directly into the Insurance Proceeds Account, which shall be subject to the Lien of the Indenture Trustee pursuant to the Transaction Documents and subject to the rights of the Franchisees to such amounts pursuant to the related Franchise Agreements; provided, however, that, Franchisee Insurance Proceeds incorrectly deposited into the Concentration Account or a Collection Account shall be released therefrom pursuant to paragraph (e) above.  Servicer shall cause all Franchisee Insurance Proceeds on deposit as of the Cut-Off Date in any of its bank accounts to be remitted to the Insurance Proceeds Account (including by transferring the title to such account to the Master Issuer and/or causing such account to become the Insurance Proceeds Account) on the Closing Date.  The Servicer may withdraw amounts on deposit in the Insurance Proceeds Account on any Business Day to make Franchisee Insurance Restoration Payments in accordance with the Franchise Agreements and the Indenture.

(j)            Credit and Debit Card Accounts.  The Servicer hereby covenants that it shall not change the Current Practice of Applebee’s International under which customer payments made by credit and debit cards are deposited directly into sub-accounts of the Concentration Account maintained in respect of one or more credit card systems and then swept automatically into the Concentration Account; provided that any termination or engagement of credit and debit card systems or processor shall not be deemed a change in such Current Practice of Applebee’s International.

(k)           Gift Card Reserve Account.  Subject to the terms of the Indenture, the Servicer shall withdraw from the Concentration Account for deposit to the Gift Card Reserve Account on each Weekly Allocation Date an amount equal to the proceeds from the sale of ACMC Gift Cards by the Restaurant Holders and the Predecessor Restaurant Holders (with respect to the Post-Closing U.S. Restaurants) over the immediately preceding Weekly Collections Allocation Period (but only to the extent of available funds for such purpose in accordance with the Weekly Allocation Priority on such Weekly Allocation Date).  The Servicer shall withdraw from the Gift Card Reserve Account for deposit to the Concentration Account on each Weekly Allocation Date an amount equal to the dollar amount of the redemption over the immediately preceding Weekly Collections Allocation Period by the Restaurant Holders and the Predecessor Restaurant Holders (with respect to the Post-Closing U.S. Restaurants) of ACMC Gift Cards which were sold by the Restaurant Holders and the Predecessor Restaurant Holders (with respect to the Post-Closing U.S. Restaurants); provided, that if there are insufficient funds on deposit in the Gift Card Reserve Account for such purpose, the shortfall will be withdrawn from the Gift Card Reserve Account for deposit to the Concentration Account on the immediately following Weekly Allocation Date on which such funds are available.  On the fifth calendar day of each calendar month, or if such date is not a Business Day, the immediately following Business Day, the Servicer will withdraw from the Gift Card Reserve Account for payment to, or at the direction of, ACMC, Inc. (for payment or credit by ACMC, Inc. to Franchisees (excluding Restaurant Holders and Predecessor Restaurant Holders in their capacities as Franchisees)) an amount equal to the dollar value of the redemption by Franchisees (excluding Restaurant Holders and Predecessor Restaurant Holders in their capacities as Franchisees) of ACMC Gift Cards sold by Restaurant Holders and the Predecessor Restaurant Holders (with respect to the Post-Closing U.S. Restaurants) in the immediately preceding Monthly Collection Period.  On May 5th of each year, or if such date is not a Business Day, the immediately following Business Day, the Servicer will withdraw an amount equal to the Excess Gift Card Reserve Amount from the Gift Card Reserve Account for payment to or at the direction of ACMC, Inc.

(l)            SPE Operating Expense Account.  The Servicer shall withdraw amounts on deposit in the Concentration Account for deposit, on each Weekly Allocation Date and each Payment Date, to the SPE Operating Expense Account in an amount equal to any previously accrued and unpaid SPE Operating Expenses up to the Capped SPE Operating Expense Amount with respect to the annual period in which such Weekly Allocation Date or Payment Date, as applicable, occurs after giving effect to all deposits previously made to the SPE Operating Expense Account on any Weekly Allocation Date or Payment Date in such annual period (which annual period will be measured from the Closing Date to the anniversary thereof and from each anniversary thereof to the next anniversary thereof).  The Servicer shall on any Business Day apply amounts on deposit in the SPE Operating Expense Account to pay any SPE Operating Expenses that are due and payable on such date, incurred by or on behalf of the Securitization Entities; provided, however, that if there are insufficient funds on deposit in the SPE Operating Expense Account to pay all accrued and unpaid SPE Operating Expenses on any date, the amount on deposit will be applied to pay such SPE Operating Expenses in the order of priority set forth in the definition of “SPE Operating Expenses.”

(m)          Sales Tax Account.  Subject to Section 10.2(g) of the Indenture, the Servicer will calculate the percentage of the revenues received with respect to sales by the Restaurant Holders and the Predecessor Restaurant Holders (with respect to Post-Closing U.S. Restaurants) that are attributable to sales tax and will withdraw such amount from the Concentration Account for deposit into the Sales Tax Account on each Weekly Allocation Date.  The Servicer will withdraw amounts on deposit in the Sales Tax Account on any Business Day for application to pay such sales taxes to the appropriate authorities.

(n)           Capital Expenditure Reserve Account.

(i)            On and after the Closing Date, the Servicer shall deposit the gross proceeds from Asset Dispositions to the Capital Expenditure Reserve Account within three (3) Business Days following receipt of such proceeds by or on behalf of the Securitization Entities.  The Servicer may withdraw from the Capital Expenditure Reserve Account on any Business Day the portion of such proceeds representing taxes then know to be due and payable in connection with such Asset Disposition, transaction costs and other direct costs associated with the related Asset Disposition.  The Servicer will withdraw from the Capital Expenditure Reserve Account by the next Accounting Date that portion of such Asset Disposition proceeds, if any, that constitutes an Asset

Disposition Prepayment Amount for deposit to the Collection Account for application to pay principal of the Notes in accordance with the Priority of Payments on the next Payment Date; provided, that prior to the Series 2007-1 Class A-2-I Initial Anticipated Repayment Date, such Asset Disposition Prepayment Amount may be retained on deposit in a segregated trust account unless the Co-Issuers shall elect to apply such Asset Disposition Prepayment Amount to pay principal on the Notes on each Payment Date following receipt.  The Servicer may withdraw on any Business Day any Asset Disposition proceeds on deposit in the Capital Expenditure Reserve Account for investment in the New U.S. Restaurant Business following the determination by the Servicer that such amounts will not be required to be applied as Asset Disposition Prepayment Amounts.  All Asset Disposition proceeds deposited in the Capital Expenditure Reserve Account which the Servicer has determined not to apply for investment in the New U.S. Restaurant Business and which the Servicer has determined are not required to be applied as Asset Disposition Prepayment Amounts will be withdrawn by the Servicer for deposit to the Concentration Account.

(ii)           The Servicer may direct that any Liquor License Related Indemnification Amount be deposited in the Capital Expenditure Reserve Account for a period not longer than six months following the Closing Date (such period, the “Liquor License Procural Period”)  if at the time of payment of the Liquor License Related Indemnification Amount Applebee’s International delivers written notice to each of the Indenture Trustee, the Servicer and each Insurer that, with respect to the relevant Applebee’s Restaurant, it will seek to obtain another temporary liquor license or permanent liquor license (or other alternative arrangement to serve alcoholic beverages at such Applebee’s Restaurant) by the expiration of the Liquor License Procural Period.  Subject to the terms of the relevant Transaction Documents, the Liquor License Related Indemnification Amount will be withdrawn from the Capital Expenditure Reserve Account as follows:

(1)           if Applebee’s International procures such liquor license (or other alternative arrangement to serve alcoholic beverages at such Applebee’s Restaurant) on or before the expiration of the Liquor License Procural Period, (i) the assets relating to such Applebee’s Restaurant or (ii) the rights to the proceeds generated by such Applebee’s Restaurant, as the context requires, will be transferred to the applicable Restaurant Holder (in accordance with the terms of the relevant Transaction Documents) and the related Liquor License Related Indemnification Amount will be withdrawn from the Capital Expenditure Reserve Account by the Servicer for payment to Applebee’s International; and

(2)           if Applebee’s International fails to procure such liquor license (or other alternative arrangement to serve alcoholic beverages at such Applebee’s Restaurant) on or before the expiration of the Liquor License Procural Period, the Liquor License Related Indemnification Amount will be withdrawn from the Capital Expenditure Reserve Account within three (3) Business Days following the expiration of such period for deposit to the Collection Account.

(o)           Indenture Trust Accounts.  The Indenture Trustee shall maintain the Indenture Trust Accounts in accordance with the Indenture.

(p)           Pre-Closing Date Net Collections Payment.    The Servicer shall remit all Pre-Closing Date Net Collections Payments to the Concentration Account on the Closing Date.

Section 2.3             Records.

(a)           The Servicer shall retain all data (including, without limitation, computerized records) relating directly to, or maintained in connection with, the servicing of the Serviced Assets at its address indicated in Section 9.5 (or at an off site storage facility reasonably acceptable to the Master Issuer, each Insurer, if any, and the Back-Up Manager) or, upon thirty (30) days’ notice to the Master Issuer, the IP Holder, the Rating Agencies, each Insurer, if any, the Back-Up Manager and the Indenture Trustee, at such other place where the servicing office of the Servicer is located provided, that the servicing office of the Servicer shall at all times be located in the United States, and shall give the Indenture Trustee, each Insurer, if any, and the Back-Up Manager access to all such data in accordance with the terms and conditions of the Transaction Documents; provided, however, that the Indenture Trustee shall not be obligated to verify, recalculate or review any such data. The IP Holder shall own the Intellectual Property rights in all such data; provided, further, that to the extent any such data, or the books and records described in Section 2.3(b) relates to businesses, products or services (including Applebee’s Branded restaurants) located outside the United States, the Servicer or any other party who acquires such rights hereby assigns all its right, title and interest in such data and books and records to Applebee’s International, subject to a perpetual, non-exclusive license to the Servicer and the IP Holder to access and use such data as reasonably necessary or desirable in connection with the performance of the Services or operation of Applebee’s Restaurants.

(b)           If the rights of Applebee’s Services, Inc., as the initial Servicer, shall have been terminated in accordance with Section 6.1 or if this Agreement shall have been terminated pursuant to Section 9.1, Applebee’s Services, Inc., as the initial Servicer, shall, upon demand of the Indenture Trustee (based upon the written direction of the Aggregate Controlling Party), in the case of a termination pursuant to Section 6.1, or upon the demand of the Master Issuer, in the case of a termination pursuant to Section 9.1, deliver to the Back-Up Manager or the Successor Servicer all data in its possession or under its control (including, without limitation, computerized records) necessary or desirable for the servicing of the Serviced Assets; provided, however, that Applebee’s Services, Inc., as the initial Servicer, may retain a single set of copies of any books and records that it reasonably believes shall be required by it for the purpose of performing any of its accounting, public reporting or other administrative functions that are performed in the ordinary course of its business; and provided, further, that Applebee’s Services, Inc., as the initial Servicer, shall have access, during normal business hours and upon reasonable notice, to all books and records that it reasonably believes would be necessary or desirable for it in connection with the preparation of any tax or other governmental reports and filings and other uses; and provided, further, that if the Master Issuer or the Indenture Trustee shall desire to dispose of any of such books and records at any time within five years of termination of

Applebee’s Services, Inc., as the initial Servicer, the Master Issuer shall, prior to such disposition, give Applebee’s Services, Inc., as the initial Servicer, and Applebee’s International, respectively, a reasonable opportunity, at the expense of Applebee’s Services, Inc., to segregate and remove such books and records as the initial Servicer or Applebee’s International may select.  The provisions of this Section 2.3 shall be deemed to require the initial Servicer to transfer any proprietary material or customized computer programs that are necessary or desirable for uninterrupted use of the data in the same manner as Applebee’s Services, Inc., as the initial Servicer, has used it during the Term of this Agreement.

Section 2.4             Administrative Duties of Servicer.

(a)           Duties with Respect to the Transaction Documents.  The Servicer, in accordance with the Servicing Standard, shall perform the duties of the applicable Securitization Entities under the Transaction Documents except for those duties that are required to be performed by the equity holders, stockholders, directors, or managers of such Securitization Entity pursuant to applicable law.  In furtherance of the foregoing, the Servicer shall consult with the managers or the directors, as the case may be, of the Securitization Entities as the Servicer deems appropriate regarding the duties of the Securitization Entities under the Transaction Documents.  The Servicer shall monitor the performance of the Securitization Entities and, promptly upon obtaining knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with such Securitization Entity’s duties under the Transaction Documents.  The Servicer shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the Transaction Documents.

(b)           Duties with Respect to the Securitization Entities.  In addition to the duties of the Servicer set forth in this Agreement or any of the Transaction Documents, the Servicer, in accordance with the Servicing Standard, shall perform such calculations and shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws and franchise laws.  Pursuant to the directions of the Securitization Entities and in accordance with the Servicing Standard, the Servicer shall administer, perform or supervise the performance of such other activities in connection with the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Servicer, subject to the Servicing Standard.

(c)           Records.  The Servicer shall maintain appropriate books of account and records relating to the Services performed under this Agreement, which books of account and records shall be accessible for inspection by the Indenture Trustee, the Master Issuer and each Insurer, if any, during normal business hours and upon reasonable notice.

Section 2.5             No Offset.  The obligations of the Servicer under this Agreement shall not be subject to, and the Servicer hereby waives, in connection with the performance of such obligations, any defense, counterclaim or right of offset which the Servicer has or may have against the Indenture Trustee, each Insurer, if any, the Master Issuer or any of the other Securitization Entities, whether in respect of this Agreement, the other Transaction Documents, any Related Document, any document governing any Serviced Asset or otherwise.

Section 2.6             Compensation.  As compensation for the performance of its obligations under this Agreement, the Servicer shall be entitled to receive the Weekly Servicing Fee and, if any, the Supplemental Servicing Fee, on the Weekly Allocation Date, subject to and in accordance with Article X of the Indenture.

Section 2.7             Indemnification.  (a)  The Servicer agrees to indemnify and hold the Co-Issuers, the other Securitization Entities, each Insurer, if any, and the Indenture Trustee and their respective members, officers, directors, managers, employees and agents (each, an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, legal fees, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses that any of them may incur as a result of (i) the failure of the Servicer to perform or observe its obligations under this Agreement or any other Transaction Document to which it is a party in its capacity as Servicer, (ii) the breach by the Servicer of any representation, warranty or covenant under this Agreement or any other Transaction Document to which it is a party in its capacity as Servicer or relating to the acquisition of, or entry into, any Defective New Asset, (iii) claims that any Servicer-Developed IP violates, dilutes, misappropriates or infringes any third-party Intellectual Property rights or (iv) the Servicer’s negligence, bad faith or willful misconduct; provided, however, that there shall be no indemnification under this Section 2.7(a) for a breach of any representation, warranty or covenant relating to any New Asset provided in ARTICLE V hereof so long as the Servicer has complied with Section 2.7(b) and Section 2.7(c) hereunder; provided, further, that the Servicer shall have no obligation of indemnity to the extent any such claims, losses, liabilities, obligations, and so forth are caused by the gross negligence, willful misconduct, or breach of this Agreement by the Indenture Trustee or any Insurer.  In the event the Servicer is required to make an indemnification payment pursuant to this Section 2.7(a), the Servicer shall promptly notify the Indenture Trustee and each Insurer, if any, and deposit such indemnification amount directly to the Collection Account, subject to the additional provisions of Section 2.7(b) in the event of representations, warranties or covenants relating to New Assets.

(b)           In the event of a breach of any representation, warranty or covenant relating to any New Asset provided in ARTICLE V hereof, the Servicer shall promptly notify the Indenture Trustee and each Insurer, if any, and shall pay to the Master Issuer liquidated damages in an amount equal to the Indemnification Amount, which payment shall be deposited directly to the Collection Account.  Upon payment by the Servicer of the Indemnification Amount to the Master Issuer with respect to any Defective New Asset in accordance with the preceding sentence and all amounts, if any, owing at such time under Section 2.7(c) below, the Co-Issuers or the applicable Securitization Entity shall, to the extent permitted by applicable law, assign such Defective New Asset to the Servicer or an Affiliate thereof (together with a master franchise or license agreement permitting the Servicer and its Affiliates the right to sub-franchise such Defective New Asset, as applicable) and the Servicer shall accept, or cause its Affiliate to accept, as applicable, assignment of such Defective New Asset from the relevant Securitization Entity.  Such Securitization Entity shall, in such event, make all assignments of such Defective New Asset necessary to effect such assignment, as applicable.  Any such assignment by the Master Issuer shall be without recourse to, or representation or warranty by, Master Issuer and such Defective New Asset shall no longer be subject to the lien of the Indenture.  All costs and expenses associated with the foregoing shall be paid by the Servicer on demand to or at the direction of the Master Issuer.

(c)           In addition to the rights provided in Section 2.7(b) above, the Servicer agrees to indemnify and hold each Indemnitee harmless if any action or proceeding (including any governmental investigation and/or the assessment of any fines or similar items) shall be brought or asserted against such Indemnitee in respect of a material breach of any representation, warranty or covenant relating to any New Asset provided in ARTICLE V hereof to the extent provided in Section 2.7.

(d)           Any Indemnitee that proposes to assert the right to be indemnified under Section 2.7 shall promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Servicer, notify the Servicer of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.  In the event that any action, suit or proceeding shall be brought against any Indemnitee (other than the Indenture Trustee and its officers, directors, employees and agents), such Indemnitee shall notify the Servicer of the commencement thereof and the Servicer shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of a Securitization Entity, shall be reasonably satisfactory to the Aggregate Controlling Party, as well), and after notice from the Servicer to such Indemnitee of its election to assume the defense thereof, the Servicer shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Servicer shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such settlement and fully discharges with prejudice against the plaintiff the claim or action against such Indemnitee, does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of such Indemnitee and does not require such indemnitee to take, or refrain from taking, any action other than the payment of monetary damages; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Servicer in accordance with this Section 2.7(d), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Servicer, (ii) the Servicer shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Servicer, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Servicer (in which case, the Indemnitee notifies the Servicer in writing that it elects to employ separate counsel at the expense of the Servicer, the reasonable fees and expenses of such Indemnitee’s counsel shall be borne by the Servicer and the Servicer shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Servicer shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnitees, which firm shall be designated in writing by such Indemnitee).  In the event that any action, suit or proceeding shall be brought against any Indenture Trustee or any of its officers, directors, employees or agents (each, a “Indenture Trustee Indemnitee”), it shall notify the Servicer of the commencement thereof and the Indenture Trustee Indemnitee shall have the right to employ its own counsel in any such action at the expense of the Servicer.  No Indemnitee shall settle or compromise any claim covered pursuant to this Section 2.7 without the prior written consent of the Servicer, which shall not be unreasonably withheld or delayed.  The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided, however, that no Successor Servicer shall be liable under this Section 2.7 with respect to any Defective New Asset or any other matter occurring prior to its succession hereunder. Notwithstanding anything in this Section 2.7 to the contrary, any delay or failure by an Indemnitee or Indenture Trustee Indemnitee in providing the Servicer with notice of any action shall not relieve the Servicer of its indemnification obligations except to the extent the Servicer is materially prejudiced by such delay or failure of notice.

Section 2.8             Nonpetition Covenant.  The Servicer shall not, prior to the date that is one year and one day after the payment in full of the Outstanding Principal Amount of the Notes of each Series and all other Secured Obligations, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity, Applebee’s Holdings II Corp. or any Liquor License Holder under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of any Securitization Entity, Applebee’s Holdings II Corp. or any Liquor License Holder.

Section 2.9             Franchisor Consent.  Subject to the Servicing Standard and the terms of the Indenture, the Servicer shall have the authority, on behalf of the Master Issuer and Franchise Holder, to grant or withhold consents of the “franchisor” required under the Franchise Documents; provided that the Servicer may only consent to the assignment, renewal, modification or termination of a Franchise Agreement or the release of any Franchisee from its obligations under a Franchise Agreement if such consent or release is consistent with the Servicing Standard and the relevant Transaction Documents.

Section 2.10           Appointment of Sub-servicers.  The Servicer may enter into Subservicing Arrangements; provided that, other than with respect to any existing Subservicing Arrangement set forth in Schedule 2.10, no Subservicing Arrangement shall be effective unless and until (i) such sub-servicer executes and delivers an agreement to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Servicer under this Agreement; provided that such Subservicing Arrangement

(including any Subservicing Arrangements between the Servicer and an Affiliate of the Servicer) shall be terminable by the Aggregate Controlling Party upon a Servicer Termination Event and shall contain transitional servicing provisions substantially similar to those provided in Section 6.4 herein; and (ii) a written notice has been provided to each Insurer.  The Servicer shall not enter into any Subservicing Arrangement which delegates the performance of any fundamental business operations such as responsibility for the franchise development, operations and marketing strategies for the Applebee’s Brand without receiving the prior written consent of the Aggregate Controlling Party.  Any such Subservicing Arrangement entered into after the date hereof shall be reported to the Back-Up Manager quarterly in accordance with the Back-Up Manager Agreement.  Notwithstanding anything to the contrary herein or in any Subservicing Arrangement, the Servicer shall remain primarily and directly liable for its obligations hereunder and in connection with any Subservicing Arrangement.

Section 2.11           Disposition of Indenture Collateral.

(a)           The Servicer, on behalf of the Co-Issuers, shall be permitted pursuant to Section 7.8(a)(xxiii) of the Indenture to dispose of assets, including Company-Owned U.S. Restaurants and other Real Estate Assets, in accordance with the Servicing Standard in connection with any Asset Disposition. The Servicer shall apply the proceeds received from any Asset Disposition in accordance with Section 2.2(n) of this Agreement and Section 7.8(a)(xxiii) of the Indenture and Section 4.7(c)(iii) of the Series 2007-1 Supplement. The Aggregate Controlling Party shall have the right to consent (such consent not to be unreasonably withheld or delayed) to any documentation in connection with Asset Dispositions involving sale/leaseback of any Company-Owned Real Property or any guarantees executed in connection with a Refranchising Asset Disposition prior to the execution of such documentation.

(b)           In addition to any Asset Disposition, the Servicer, acting in accordance with the Servicing Standard, shall be permitted to dispose of any other assets deemed obsolete in the ordinary course of business. The Servicer, acting on behalf of the Master Issuer, may direct the Indenture Trustee to release the IHOP Residual Certificate from the lien under the Indenture for delivery to or at the direction of the Master Issuer upon satisfaction of the conditions set forth therein.

ARTICLE III

STATEMENTS AND REPORTS

Section 3.1             Reporting by the Servicer.

(a)           Reports Required Pursuant to the Indenture.  The Servicer, on behalf of the Master Issuer, shall furnish, or cause to be furnished, to the Indenture Trustee and each Insurer, if any, all reports and notices required to be delivered by any Securitization Entity pursuant to the Indenture or any other Transaction Document.

(b)           Monthly Noteholders’ Report.  The Servicer, on behalf of the Master Issuer, shall furnish, or cause to be furnished, to the Indenture Trustee, the Back-Up Manager and each Insurer, if any, two (2) Business Days prior to each Payment Date, with respect to each series of Notes, (i) a monthly statement (the “Monthly Noteholders’ Report”) substantially in the form of Exhibit C hereto setting forth the information described therein relating to the distributions to be made to the Noteholders of that series on such Payment Date, the allocations of Collections received and payments made during the Monthly Collection Period preceding the Payment Date and certain measures of the performance of the Indenture Collateral, and (ii) such other information as the Indenture Trustee or each Insurer, if any, may reasonably request.  A copy of the Monthly Noteholders’ Report and any information provided under this Section 3.1(b) shall simultaneously be provided to the Rating Agencies.  Each Monthly Noteholders’ Report shall include a certification by the Servicer that (A) to its knowledge, any historical information contained therein is true and correct in all material respects, (B) any forward looking information contained therein has been prepared in good faith based on information in the Servicer’s possession and/or reasonably available to the Servicer as of the date thereof and (C) the Servicer has performed in all material respects its obligations under each Transaction Document since the date of the previously delivered Monthly Noteholders’ Report (or, if there has been a material default in the performance of any such obligation, specifying each such default and the nature and status thereof).

(c)           Monthly Servicer’s Certificate.  The Servicer shall furnish, or cause to be furnished, to the Co-Issuers, the applicable Securitization Entity, the Indenture Trustee, the Back-Up Manager, each Insurer, if any, and the Paying Agent on each Accounting Date, a certificate substantially in the form of Exhibit D (each, a “Monthly Servicer’s Certificate”) with a monthly servicer report substantially in the form of Exhibit D hereto, including a certification to the effect that, except as otherwise provided in any other notice hereunder, no Servicer Termination Event, Potential Rapid Amortization Event or Rapid Amortization Event, Default or Event of Default has occurred or is continuing, and no trademark registrations are within 3 months of lapsing, except with respect to such trademark registrations that the Servicer has determined to allow to lapse within such time period pursuant to the Servicing Standard (each, a “Monthly Compliance Certificate”, and together with the Monthly Servicer’s Certificate, each, a “Monthly Servicer’s Report”). A copy of the Monthly Servicer’s Report provided under this Section 3.1(c) shall simultaneously be provided to the Rating Agencies.

(d)           Weekly Servicer’s Report.  The Servicer shall furnish, or cause to be furnished, to the Co-Issuers, the applicable Securitization Entity, the Indenture Trustee, the Back-Up Manager, the Rating Agencies, and each Insurer, if any, on the Business Day prior to each Weekly Allocation Date (or if one or more non-Business Days occur during the same calendar week as such Weekly Allocation Date, on such Weekly Allocation Date), by no later than 12:00 p.m. (noon) EST, a weekly servicer report (the “Weekly Servicer’s Report”) substantially in the form of Exhibit E hereto setting forth the information described therein with respect to each Serviced Asset of the Master Issuer, the IP Holder or the other Securitization Entities, as applicable, for the one week commencing on the Sunday and ending on the Saturday immediately preceding such date. Such Weekly Servicer’s Report shall also include all information that the Indenture Trustee requires to make such payments and allocations in Article X of the Base Indenture.

(e)           Delivery of Financial Statements.  The Servicer shall provide the financial statements of the Master Issuer, the Franchise Holder, Applebee’s International and IHOP Corp. in accordance with Section 12.1(e), (f) and (g) of the Indenture.

(f)            Termination Notices.  The Servicer shall send, as soon as reasonably practicable but in no event later than five (5) Business Days of the receipt thereof, the Indenture Trustee and each Insurer, if any, a copy of any notices of termination sent by the Servicer to any Franchisee.

(g)   Notice Regarding Company Leases and Sale/Leaseback Leases.  In the event that any Restaurant Holder, or the Servicer on behalf of any Restaurant Holder, receives any notice from a lessor of Company Leases or Sale/Leaseback Leases regarding the lack of payment or alleging any breach, violation or default under the applicable Company Leases or Sale/Leaseback Leases or otherwise requesting payment of rent thereunder or action be taken to remedy a breach, violation or default, excluding any such notice in respect of non-monetary breach, violation or default as to which the Servicer is contesting or expects to contest in good faith, the Servicer shall promptly, but in any event within five (5) Business Days from such receipt, notify the Indenture Trustee and each Insurer, if any.

(h)           Additional Information; Access to Books and Records.  The Servicer shall furnish from time to time such additional information regarding the Indenture Collateral or compliance with the covenants and other agreements of Applebee’s International and any Securitization Entity and/or any Affiliate or Subsidiary under the Transaction Documents as the Indenture Trustee, the Rating Agencies or any Insurer may reasonably request, subject at all times to compliance with the Exchange Act, the Securities Act and any other applicable law by Applebee’s International, and any Affiliate or Subsidiary thereof, the Servicer, Applebee’s Holdings LLC and any Securitization Entity.  Once during each successive annual period commencing on the Closing Date, the Servicer, Applebee’s International and each Securitization Entity and/or any Affiliate or Subsidiary shall allow the Indenture Trustee, each Series Controlling Party and any Person appointed by any of them (in each case, at the expense of the Servicer; provided, however, that in the case of a Series Controlling Party or its appointee, such expense shall not exceed a reasonable amount to be agreed upon between the Servicer and the relevant Series Controlling Party prior thereto), access to its books of account (as well as those pertaining to the Securitization Entities) and records, solely in respect of the business subject to the Securitization Transaction, upon reasonable notice, and permit the Indenture Trustee, each Insurer, if any, and any Person appointed by any of them to discuss its affairs, finances and accounts with any of its officers, directors and other representatives, to discuss its affairs, finances and accounts with its independent public accountants and to inspect the Serviced Assets and all records related thereto (and to make extracts and copies thereof); provided, further, that each Series Controlling Party shall be allowed additional access, solely in respect of the business subject to the Securitization Transaction, upon reasonable notice at the expense of such Series

Controlling Party, or at the expense of the Servicer upon the occurrence of a Default, Event of Default or Servicer Termination Event.

(i)            The Servicer shall promptly notify each Insurer, if any, of any change in personnel at the executive level of IHOP Corp. or Applebee’s International.

(j)            IHOP Monthly Servicing Report.  The Servicer shall cause IHOP Corp. to provide the Series 2007-1 Class A Insurer, so long as the IHOP Residual Certificate continues to be pledged as Indenture Collateral, (i) a copy of (A) the monthly servicing report and (B) the quarterly and annual reports to be prepared by FTI Consulting, Inc. as the back-up servicer, each prepared in connection with the IHOP Securitization within five (5) Business Days of the IHOP Corp.’s receipt thereof and (ii) notice of the occurrence of any “Mandatory Redemption Event”, “Event of Default” or “Trigger Reserve Event” (as such terms are defined in the IHOP Indenture) or any other event that would cause distributions on the IHOP Residual Certificate to cease, either temporarily or permanently.

Section 3.2             Appointment of Independent Accountant.  On or before the Closing Date, the Master Issuer shall appoint a firm of independent public accountants of recognized national reputation that is reasonably acceptable to the Aggregate Controlling Party to serve as the independent accountants (“Independent Accountants”) for purposes of preparing and delivering the reports required by Section 3.3.  It is hereby acknowledged that the accounting firm of Ernst & Young LLP is acceptable for purposes of serving as Independent Accountants.  The Master Issuer may not remove the Independent Accountants without first giving ninety (90) days’ prior written notice to the Independent Accountants, with a copy of such notice also given concurrently to the Indenture Trustee, the Rating Agencies, each Insurer, if any, and the Servicer.  Upon any resignation by such firm or removal of such firm, the Master Issuer shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Accountants hereunder.  If the Master Issuer shall fail to appoint a successor firm of Independent Accountants which has resigned or been removed within sixty (60) days after the effective date of such resignation or removal, the Aggregate Controlling Party shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Servicer to serve as the Independent Accountants hereunder.  The fees of any Independent Accountants shall be payable by the Master Issuer.

Section 3.3             Annual Accountants’ Reports.  On or before 180 days after the end of the fiscal year ending on or about December 31, 2007, and on or before 120 days after the end of each subsequent fiscal year of the Servicer, the Servicer shall deliver to the Master Issuer, the Indenture Trustee, each Insurer, if any, and the Rating Agencies a separate report (the “Accountants’ Report”), concerning the fiscal year just ended (or such other first period since the date of this Agreement), prepared by the Independent Accountants, to the effect that:  (A) such firm has examined the management assertion, prepared substantially in the form of Exhibit A hereto, delivered by the Servicer; (B) such examination was made in accordance with the generally accepted auditing standards established by the American Institute of Certified Public Accountants and accordingly included examining, on a test basis, evidence about management’s compliance, as Servicer, with the minimum servicing criteria as set forth in the Securities and Exchange Commission’s Regulation AB (the “Criteria”), to the extent such Criteria are applicable to the servicing obligations set forth in the Agreement; (C) management of the Servicer has asserted to such firm that the Servicer has complied with the minimum servicing standards identified in the Criteria, as of the end of and for the preceding fiscal year, to the extent that such standards are applicable to the servicing obligations set forth in this Agreement;  and, (D) except as described in the report, management’s assertion is fairly stated in all material respects.  The report shall also indicate that the firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.  In the event such Independent Accountants require the Indenture Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Servicer shall direct the Indenture Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee shall deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Indenture Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 3.4             Available Information.  The Servicer, on behalf of the Master Issuer, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.  The Servicer shall deliver such information, and shall promptly deliver copies of all Monthly Noteholders’ Report and Accountants’ Reports, to the Indenture Trustee as contemplated by Section 12.1 of the Base Indenture, to enable the Indenture Trustee to redeliver such information to purchasers or prospective purchasers of the Notes.

ARTICLE IV

THE SERVICER

Section 4.1             Representations and Warranties Concerning the Servicer.  The Servicer represents and warrants to each Insurer, if any, the Master Issuer and each other Securitization Entity party hereto and the Indenture Trustee, as of the Closing Date and each Issuance Date (except if otherwise expressly noted), as follows:

(a)           Organization and Good Standing.  The Servicer (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Kansas, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement.

(b)           Power and Authority; No Conflicts.  The execution and delivery by the Servicer of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Servicer and have been duly authorized by all necessary corporate action on the part of the Servicer.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Servicer, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Servicer or its properties, or the charter or bylaws or other organizational documents and agreements of the Servicer, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Servicer is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument.

(c)           Consents.  Except for registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations or as a co-licensee in respect of the Liquor Licenses, the Servicer is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Servicer of this Agreement, or the validity or enforceability of this Agreement against the Servicer, except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Servicer as a “subfranchisor”.

(d)           Due Execution and Delivery.  This Agreement has been duly executed and delivered by the Servicer and constitutes a legal, valid and binding instrument enforceable against the Servicer in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)           No Litigation.  There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Servicer, threatened against or affecting the Servicer, before or by any Governmental Authority having jurisdiction over the Servicer or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement, or (ii) which could reasonably be expected to have a Material Adverse Effect.  The Servicer is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Due Qualification.  Except for registrations as a franchise broker or franchise sales agent as required under state or foreign franchise statutes and regulations, the filings as to which shall have been made on or prior to the date hereof or within five (5) Business Days thereafter, and except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Servicer as a “subfranchisor”, the Servicer has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement by the Servicer, and the consummation by the Servicer of all the transactions herein contemplated to be consummated by the Servicer and the performance of its obligations hereunder.

(g)           No Default.  The Servicer is not in default under any agreement, contract, instrument or indenture to which the Servicer is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority which could have a Material Adverse Effect; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(h)           Taxes.  The Servicer has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all state and other tax returns that are required to be filed.  The Servicer has paid or caused to be paid, and shall pay or cause to be paid, all taxes owed by the Servicer and all assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer).  The charges, accruals and reserves on the Servicer’s books in respect of taxes are and shall be adequate.

(i)            Accuracy of Information.  All information (as amended, supplemented and superseded) provided by the Servicer to the Back-Up Manager or any Insurer prior to and after the Closing Date in connection with this Agreement or the other Transaction Documents is true and accurate in all material respects; provided, however, that, no amendment, supplement or superseding document shall be effective to cure previously nonconforming information if the Back-Up Manager or any Insurer has relied upon such information to its detriment.

(j)            Financial Statements.  As of the Closing Date, the audited combined balance sheets of Applebee’s International and Affiliates as of December 31, 2006, December 25, 2005 and December 26, 2004 and the related combined statements of income and shareholders’ equity included in the Offering Circular, reported on and accompanied by an unqualified report from Independent Accountants, present fairly the financial condition of Applebee’s International and Affiliates as of such date, and the results of operations and shareholders’ equity for the respective periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as otherwise stated therein) applied consistently through the periods involved.

(k)           No Material Adverse Change.  Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(l)            ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” or failure to meet “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, and each such Plan (and, to the actual knowledge of the Servicer, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such plan, except for instances of deficiencies, failures, Reportable Events or non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, neither the Servicer nor any Affiliate thereof has had a complete or partial withdrawal from any Multiemployer Plan, and the Servicer would not become subject to any liability under ERISA if the Servicer or any Affiliate thereof were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the actual knowledge of the Servicer, no such Multiemployer Plan is in Reorganization, insolvent or terminating or is reasonably expected to be in Reorganization, become insolvent or be terminated.  Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Servicer and each Affiliate thereof for post retirement benefits to be provided to their current and former employees under plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of the Servicer does not, in the aggregate, exceed the assets under all such plans allocable to such benefits.  Neither the Servicer nor any Affiliate thereof has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject the Servicer to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect.  There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect.

(m)          Environmental Matters.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount, the Servicer hereby represents and warrants as follows:

(i)            The Servicer:  (A) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws, (B) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased or otherwise operated by it and (C) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits.

(ii)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly leased, owned, or operated by the Servicer, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could be expected to (A) give rise to liability of the Servicer under any applicable Environmental Law or otherwise result in costs to the Servicer, (B) interfere with the Servicer’s continued operations or (C) impair the fair saleable value of any real property owned or leased by the Servicer.

(iii)          There is no judicial, administrative or arbitral proceeding or action (including, without limitation, any notice of violation or alleged violation) under or relating to any Environmental Law to which the Servicer is, or, to the knowledge of the Servicer, shall be, named as a party that is pending or, to the knowledge of the Servicer, threatened.

(iv)          The Servicer has not received any written request for information, or has been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law, or with respect to any Materials of Environmental Concern.

(v)           The Servicer has not entered into or agreed to any consent decree, order or settlement or other agreement, or is subject to any judgment, decree or order or other agreement, in any judicial, administrative, arbitral or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(vi)          The Servicer has not assumed or retained, by contract, conduct or operation of law, any liability or obligation of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

(n)           No Servicer Termination Event.  No Servicer Termination Event has occurred or is continuing, and, to the knowledge of the Servicer, there is no event which, with notice or lapse of time, or both, would constitute a Servicer Termination Event.

(o)           Location of Records.  The offices at which the Servicer keeps its records concerning the Serviced Assets are located at each of the Company-Owned U.S. Restaurants and at the addresses indicated in Section 9.5.

(p)           DISCLAIMER.  EXCEPT FOR SERVICER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 4.1 OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY NATURE TO ANY OTHER PARTY WITH RESPECT TO THE SERVICES, THE IP ASSETS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO THE IP ASSETS, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES.

Section 4.2             Existence; Status as Servicer.  The Servicer shall keep in full effect its existence under the laws of the state of its incorporation, and maintain its rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder, and shall obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 4.3             Performance of Obligations.

(a)           Punctual Performance.  The Servicer shall punctually perform and observe all of its obligations and agreements contained in this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof and in accordance with the Servicing Standard, it being understood that the Servicing Standard shall be applied by the Servicer in good faith and in a manner that (A) would enable the Servicer, when acting on behalf of any Securitization Entity, to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Transaction Documents and each Franchise Document and (B) is in compliance with all Requirements of Law, except to the extent failure to be in compliance would not have any Material Adverse Effect.

(b)           Special Provisions as to IP Assets.  The Servicer acknowledges and agrees that the IP Holder has the right and duty to control the quality of the goods and services offered under the Trademarks included in the IP Assets and the manner in which such Trademarks are used in order to maintain the validity, enforceability and its ownership of the Trademarks included in the IP Assets.  The Servicer shall consult with, and obtain the prior approval of the IP Holder with respect to, (i) the promulgation of standards with respect to the operation of Applebee’s Restaurants and Applebee’s Branded restaurants located in the U.S. Territories, including quality of food, cleanliness, appearance, and level of service (or the making of material changes to the existing standards), (ii) the promulgation of standards with respect to new businesses, products and services which the IP Holder approves for inclusion in the license granted under any IP License Agreement (or other license agreement or sublicense agreement for which the Servicer is performing IP Services), (iii) the nature and implementation of the Quality Control Programs and other means of monitoring and controlling adherence to the standards, (iv) the terms of any Franchise Agreements or other sublicense agreements relating to the quality standards which licensees must follow with respect to businesses, products, and services offered under the Trademarks included in the IP Assets and the usage of such Trademarks, (v) the commencement and prosecution of enforcement actions with respect to the Trademarks included in the IP Assets and the terms of any settlements thereof, (vi) the adoption of any variations on the Applebee’s Brand which are not in use on the date hereof, or other new Trademarks to be included in the IP Assets,  (vii) the abandonment of any IP Assets; and (viii) any uses of the IP Assets that are not consistent with the Current Practice of Applebee’s International.  The IP Holder shall have the right to monitor the Servicer’s compliance with the foregoing and its performance of the IP Services and, in furtherance thereof, Servicer shall provide IP Holder, at IP Holder’s request from time to time, with copies of Franchise Documents and other sublicenses, samples of products and materials bearing the Trademarks included in the IP Assets used by Franchisees and other licensees and sublicensees, and the results of Quality Control Programs.  Nothing in this Agreement shall limit the IP Holder’s rights or the licensees’ obligations, under the IP License Agreements or any other agreement with respect to which the Servicer is performing IP Services.

(c)           The Servicer is hereby granted a non-exclusive, royalty-free license during the term of this Agreement, to use and sublicense the IP Assets solely in connection with the performance of the Services under this Agreement.  In connection with the Servicer’s use of any Trademark included in the IP Assets pursuant to the foregoing license, the Servicer agrees to adhere to the quality control provisions which are contained in Article 3 of each IP License Agreement, as applicable to the product or service to which such Trademark pertains, as if such provisions were incorporated by reference herein.

(d)           Right to Receive Instructions.  Without limiting the Servicer’s obligations under Section 4.3(b) above, in the event that the Servicer is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement or any Related Document, or any such provision is, in the good faith judgment of the Servicer, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any Related Document permits any determination by the Servicer or is silent or is incomplete as to the course of action which the Servicer is required to take with respect to a particular set of facts, the Servicer may give notice (in such form as shall be appropriate under the circumstances) to the Aggregate Controlling Party and the Indenture Trustee requesting written instructions in accordance with the Indenture and the other Transaction Documents and, to the extent that the Servicer shall have acted or refrained from acting in good faith in accordance with any such instructions received from the Aggregate Controlling Party, the Servicer shall not be liable on account of such action or inaction to any Person.  Subject to the Servicing Standard, if the Servicer shall not have received appropriate instructions from the Aggregate Controlling Party within fifteen (15) days of such notice, the Servicer (i) shall promptly notify each Series Controlling Party of the absence of any such instructions and (ii) until such later time, if any, as the Servicer receives appropriate instructions from the Aggregate Controlling Party, may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Servicer shall reasonably deem to be in the best interests of the Aggregate Controlling Party and the Securitization Entities; provided, however, that if an Insurer or group of Insurers is not the Aggregate Controlling Party, the Servicer shall also prepare and provide to the Indenture Trustee all notices, forms and consent solicitations to be delivered to the related Noteholders in connection with such notice and request for instructions; and provided, further, that if no Insurer or group of Insurers is the Aggregate Controlling Party and if the Servicer shall not have received appropriate instructions from the Aggregate Controlling Party within twenty (20) days of such notice, the Servicer may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Servicer shall deem to be in the best interests of the Aggregate Controlling Party and the Securitization Entities.  The Servicer shall have no liability to any Person for such action or inaction taken in reliance on the preceding sentence except for the Servicer’s own willful misconduct or negligence.

(e)           Limitation on Servicer’s Duties and Responsibilities.

(i)            The Servicer shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Indenture Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Servicer is a party, except as expressly provided by the terms of this Agreement or the other Transaction Documents and consistent with the Servicing Standard, and no implied duties or obligations shall be read into this Agreement against the Servicer.  The Servicer nevertheless agrees that it shall, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens on any part of the Serviced Assets which result from valid claims against the Servicer personally whether or not related to the ownership or administration of the Serviced Assets or the transactions by the Transaction Documents.

(ii)           Except as otherwise set forth herein, the Servicer shall have no responsibility under this Agreement other than to render the Services in good faith and consistent with the Servicing Standard.

(iii)          The Servicer shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Indenture Collateral except in accordance with the powers granted to, and the authority conferred upon, the Servicer pursuant to this Agreement or the other Transaction Documents.

(f)            Limitations on the Servicer’s Liabilities, Duties and Responsibilities.  Subject to Section 2.7 and except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) any breach or default by the Servicer in the observance or performance of any of its agreements contained in this Agreement or the other Transaction Documents, (ii) the breach by the Servicer of any representation, warranty or covenant made by it herein or (iii) acts or omissions constituting the Servicer’s own willful misconduct, bad faith or negligence in the performance of its duties hereunder or under the other Transaction Documents or otherwise, neither the Servicer nor any of its Affiliates (other than any Securitization Entity), managers, officers, members or employees shall be liable to any Securitization Entity, each

Insurer, if any, the Noteholders or any other Person under any circumstances, including, without limitation:

(1)           for any action taken or omitted to be taken by the Servicer in good faith in accordance with the instructions of the Aggregate Controlling Party or Series Controlling Party (as applicable) made in accordance herewith or the other Transaction Documents;

(2)           for any representation, warranty, covenant, agreement or indebtedness of any Securitization Entity under the Notes or any Related Document, or for any other liability or obligation of any Securitization Entity;

(3)           for or in respect of the validity (other than as to the obligations of the Servicer) or sufficiency of this Agreement or for the due execution hereof by any party hereto other than the Servicer, or for the form, character, genuineness, sufficiency, value or validity of any part of the Indenture Collateral, or for or in respect of the validity or sufficiency of the Transaction Documents; and

(4)           for any action or inaction of the Indenture Trustee, any Series Controlling Party or the Aggregate Controlling Party, or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Transaction Document that is required to be performed by the Indenture Trustee, Series Controlling Party or the Aggregate Controlling Party under this Agreement or any other Transaction Document.

(g)           No Financial Liability.  No provision of this Agreement (other than the last sentence of paragraph (d) and (e)(i) above) shall require the Servicer to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Servicer shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not compensated by the payment of the Weekly Servicing Fees hereunder and is otherwise not reasonably assured or provided to it.  Further, the Servicer shall not be obligated to perform any services not enumerated or otherwise contemplated hereunder, unless the Servicer determines that it is more likely than not that it shall be reimbursed for all of its expenses incurred in connection with such performance.

(h)           Reliance.  The Servicer may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates.  The Servicer may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate party other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Servicer may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Servicer for any action taken or omitted to be taken by it in good faith in reliance thereon.

(i)            Consultations with Third Parties; Advice of Counsel.  In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Servicer (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, provided that the Servicer shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Servicer, consult with external counsel or accountants selected and monitored by the Servicer in good faith and in the absence of negligence, and the Servicer shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.

(j)            Independent Contractor.  In performing its obligations as servicer hereunder the Servicer acts solely as an independent contractor of the Master Issuer and the other Securitization Entities, except to the extent the Servicer is deemed to be an agent of the Master Issuer and the Franchise Holder by virtue of engaging in franchise sales activities as broker or receiving payments on behalf of the Franchise Holder or the Master Issuer, as applicable.  Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between the Master Issuer and the Servicer other than the independent contractor contractual relationship established hereby.  Nothing herein shall be deemed to vest in the Servicer title to the IP Assets.  Except as otherwise provided herein or in the other Transaction Documents, the Servicer shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, any Series Controlling Party, the Aggregate Controlling Party or the Indenture Trustee (except as set forth in Section 2.3 hereof) and, without limiting the foregoing, the Servicer shall not be liable under or in connection with the Notes.  The Servicer shall not be responsible for any amounts required to be paid by the Indenture Trustee under or pursuant to the Indenture.

Section 4.4             Merger and Resignation.

(a)           Preservation of Existence.  The Servicer shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed, absent a Rapid Amortization Event or any Potential Rapid Amortization Event, to prevent (i) the merger into the Servicer of another Person, (ii) the consolidation of the Servicer and another Person, (iii) the merger of the Servicer into another Person or (iv) the sale of substantially all of the property or assets of the Servicer to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Servicer shall continue to be engaged in the same line of business as the Servicer and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Servicer is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Servicer shall expressly assume the obligations of the Servicer under this Agreement and expressly agree to be bound by all other provisions applicable to the Servicer under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Indenture Trustee and the Aggregate Controlling Party and (C) with respect to such event, in and of itself, the Rating Agency Condition has been met and the written consent of the Aggregate Controlling Party has been obtained.  Notwithstanding anything to the contrary contained in this Section 4.4(a), the Servicer shall be permitted to reorganize into a Delaware limited liability company, the sole member of which is Applebee’s International or any Affiliate thereof, without having to satisfy any of the requirements of the preceding sentence.

(b)           Resignation.  The Servicer shall not resign from the rights, powers, obligations and duties hereby imposed on it except upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable law and (B) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law.  As to clause (A) above, any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Indenture Trustee and each Insurer, if any.  No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.1(b).  The Indenture Trustee, the Master Issuer, each Insurer, if any, and the Rating Agencies shall be given not less than sixty (60) days’ prior written notice of such resignation by the Servicer.  From and after such effectiveness, the Successor Servicer shall be, to the extent of the assignment, the “Servicer” hereunder.  Except as provided above in this Section 4.4 the Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.  The Servicer agrees to cooperate with the Aggregate Controlling Party after providing such notice of resignation in connection with the search and engagement of the Successor Servicer, including any transitional services in accordance with Section 6.4 hereof.

(c)           Term of Servicer’s Obligations.  Except as provided in Section 4.4(a) and Section 4.4(b), the duties and obligations of the Servicer under this Agreement shall commence on the date hereof and continue until this Agreement shall have been terminated as provided in Section 6.1(a) or Section 9.1 and shall survive the exercise by the Master Issuer, each Insurer, if any, or the Indenture Trustee of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1(a)), or the enforcement by the Master Issuer, each Insurer, if any, the Indenture Trustee or any Noteholder, or any subrogee of same, of any provision of the Indenture, the Notes, this Agreement or the other Transaction Documents.

Section 4.5             Notice of Certain Events.  Upon the occurrence of any of the following events:  (a) the Co-Issuers or any Affiliate thereof shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any “accumulated funding deficiency” or failure to meet “minimum funding standard” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of either the Co-Issuer or any

Affiliate thereof, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Aggregate Controlling Party, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) the Master Issuer or any Co-Issuers or any Affiliate thereof incur, or in the reasonable opinion of the Aggregate Controlling Party are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; (f) any other event or condition shall occur or exist with respect to a Plan (but in each case in clauses (a) through (f) above, only if such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect); (g) a Servicer Termination Event, an Event of Default or other Rapid Amortization Event or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (h) any action, suit, investigation or proceeding pending or, to the knowledge of the Servicer, threatened against or affecting the Servicer, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Servicer or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Transaction Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Transaction Documents or which could reasonably be expected to have a Material Adverse Effect, the Servicer shall provide written notice to the Indenture Trustee, each Insurer, if any, and the Rating Agencies of the same promptly and in any event within five (5) Business Days of obtaining knowledge of same.

Section 4.6             Capitalization.  The Servicer shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.7             Franchise Law Determination.

(a)           Within fifteen (15) Business Days after the Closing Date, the Servicer shall file such documents as are necessary to register as a franchise broker or franchise sales agent as required by applicable state franchising authorities.  Upon final determination by any state franchising authority that the Servicer is considered by such state franchising authority to be a “subfranchisor”, the Servicer within one hundred and twenty (120) days of such determination shall file such documents and take such other compliance actions as are required by such state franchising authority or under such state’s franchise laws.

(b)           Upon final determination by any state franchising authority that the Franchise Holder is considered by such state franchising authority to be a “subfranchisor”, the Servicer within one hundred and twenty (120) days of such determination shall, on behalf of the Franchise Holder, file such documents and take such other compliance actions as are required by such state franchising authority or under such state’s franchise laws.

Section 4.8             Maintenance of Separateness.  The Servicer covenants that, except as contemplated by the Transaction Documents:

(a)           the books and records of each Securitization Entity shall be maintained separately from those of the Servicer and each of its Affiliates that is not a Securitization Entity;

(b)           the Servicer shall observe (and shall cause each of its Affiliates that is not a Securitization Entity to observe) corporate and limited liability company formalities in its dealing with any Securitization Entity;

(c)           all financial statements of the Servicer that are consolidated to include any Securitization Entity and that are distributed to any party shall contain detailed notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has separate creditors;

(d)           the Servicer shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Servicer or any successor to or assign of the Servicer from holding funds of the Securitization Entity in its capacity as Servicer for such entity in a segregated account identified for such purpose;

(e)           the Servicer shall (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity and each of the Servicer and its Affiliates that are not Securitization Entities shall be compensated at market rates for any services it renders or otherwise furnishes to such Securitization Entity, it being understood that the Weekly Servicing Fee is representative of such arm’s length relationship as between the Servicer and its Affiliates that are not Securitization Entities, on the one hand, and the Securitization Entities, on the other hand, and that the Servicer shall be responsible for any compensation of its Affiliates to whom it delegates any of its duties hereunder or under the other Transaction Documents;

(f)            the Servicer shall not be, and shall not hold itself out to be, liable for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any Securitization Entity and the Servicer shall not permit any Securitization Entity to hold the Servicer out to be liable for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; and

(g)           upon an officer or other responsible party of the Servicer obtaining actual knowledge that any of the foregoing provisions in this Section 4.8 hereof has been breached or violated in any material respect, the Servicer shall promptly notify the Indenture Trustee, each Insurer, if any, that is a Series Controlling Party and the Rating Agencies of same and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

Section 4.9             Business Operations.  The Servicer shall not engage in any Competitive Business or any business other than (a) the performance of its obligations under this Agreement and (b) the performance of services for future and existing Affiliates (each, a “Serviced Affiliate”), pursuant to a written servicing or management services agreement, on an arm’s length basis reasonably customary in the applicable industry; provided that (i) the costs to the Servicer in providing such services, including without limitation, overhead, administrative and employee related expenses, shall be fairly and reasonably borne by all such Serviced Affiliates, (ii) such rendering of services not related to the Applebee’s Brand or the IHOP Brand shall not result in a Material Adverse Effect; (iii) the Servicer shall cause to be prepared and validated separate financial statements for the provision of services pursuant to this Agreement and the other Transaction Documents, (iv) the Servicer shall at all times maintain adequate offices, equipment and employees necessary to perform its obligations under this Agreement and the other Transaction Documents and (v) neither the Servicer nor any of its Affiliates shall engage in a Competitive Business other than as provided herein and in the other Transaction Documents.

Section 4.10           Amendment of and Compliance with Collection Practices.

(a)           Without the prior written consent of the Aggregate Controlling Party, the Servicer shall not make or permit to be made any change or modification to the Current Practice of Applebee’s International with respect to the collection of the Franchise Payments of the Existing Franchise Assets (the “Collection Practices”), except (i) if such changes or modifications are required under applicable law or (ii) if such changes or modifications would not, in the Servicer’s reasonable business judgment, materially negatively affect the collectibility or timing of, or materially decrease the amount of, the Franchise Payments.

(b)           The Servicer shall perform its obligations hereunder in accordance with and comply in all material respects with the Collection Practices (as modified from time to time pursuant to Section 4.10(a)).

Section 4.11           Protection of Secured Parties’ Rights and Collectibility of Franchise Payments.  The Servicer hereby agrees that it shall take no action, nor omit to take any action, which could reasonably be expected to (a) materially adversely impair the rights, remedies or interests of the Noteholders or the other Secured Parties under the Transaction Documents in respect of the Indenture Collateral or (b) materially impair the collectibility or timing with respect to the Franchise Payments of the Franchise Assets or any monies due with respect to the IP Assets.  For purposes of clarification, nothing in the preceding sentence shall prevent the Servicer or its Affiliates from taking any action with respect to the Applebee’s System that is not otherwise prohibited under any other provision of this Agreement or the other Transaction Documents, and is permitted by the Franchise Agreements, including changes to the Operating Manuals, so long as such actions are in accordance with the Servicing Standard.

Section 4.12           Security Interest.  Subject to Section 5.5 and Section 5.6, the Servicer hereby covenants and agrees that it shall promptly take all actions, including but not limited to all filings and other acts advisable under the UCC or other applicable law or otherwise as reasonably requested by the Indenture Trustee or an Insurer, if any, in order to continue the valid, perfected and enforceable security interest of the Indenture Trustee in all Serviced Assets now owned or hereafter created or acquired (to the extent that a security interest may be perfected therein under the UCC or other applicable law). The Servicer hereby covenants that the Mortgages to be delivered by it to the Indenture Trustee under Section 2.1(b) above and under Section 5.1(b)(xiv) below shall be in recordable form and shall have been executed by the applicable Co-Issuer. Each such Mortgage shall be effective, as and when recorded, to create in favor of the Indenture Trustee for the benefit of the Secured Parties, legal, valid and enforceable first priority Lien on, and security interest in, all of such Co-Issuer’s right, title and interest in and to the Company-Owned Real Property relating to such Mortgage and the proceeds thereof, subject to any Permitted Liens.

Section 4.13          Notices.  The Servicer shall give written notice to the Co-Issuers, the Indenture Trustee and each Insurer, if any, promptly (but in any event within three (3) Business Days) upon the Servicer having knowledge of the occurrence of (a) any Rapid Amortization Event or any Potential Rapid Amortization Event, or (b) the occurrence of any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.14           Indebtedness.  Neither the Servicer nor any Affiliate of Applebee’s International (other than the Securitization Entities) may incur any Debt without (a) the consent of the Aggregate Controlling Party and (b) notice to the Rating Agencies; provided that clauses (a) and (b) shall not be required for (w) (i) the issuance of Series 2007-3 Notes pursuant to the IHOP Indenture up to an aggregate maximum principal amount of $445,000,000, which amount includes the aggregate maximum principal amounts of the Series 2007-1 Notes and the Series 2007-2 Notes issued pursuant to the IHOP Indenture after giving effect to such issuance of such additional notes, (ii) the issuance of additional notes pursuant to the IHOP Indenture up to an aggregate maximum principal amount of $575,000,000, inclusive of all Series of Notes outstanding under the IHOP Indenture; provided that (A) an amount of indebtedness is paid off under the Applebee’s Securitization equal to the amount of additional notes offered pursuant to the IHOP Indenture and (B) no such additional Notes under the IHOP Indenture may be issued unless (1) the Three-Month Adjusted DSCR after giving effect to such issuance of such additional notes (calculated without giving effect to any equity contributions otherwise included in the calculation of Net Cash Flow) is at least equal to the Three-Month Adjusted DSCR as of the Closing Date and (2) the prior written consent of the Series 2007-1 Class A Insurer is obtained, and (iii) the payment of the L/C Reimbursement Amount and L/C Other Reimbursement Costs in accordance with the Class A-1 Note Purchase Agreement and reimbursement obligations, if any, with respect to the letters of credit existing immediately prior to the date hereof, (x) up to $95 million of indebtedness (excluding any existing “capital leases” in effect as of November 29, 2007 of IHOP Corp. and its affiliates and indebtedness contemplated by (w) above and (y) below) and (y) indebtedness incurred by Applebee’s International or any of its subsidiaries in connection with sale/leaseback transactions; provided that, on a pro forma basis, after giving effect to such sale/leaseback transactions, the ratio of adjusted debt (calculated by capitalizing lease obligations, whether treated as operating leases or capital operating leases under GAAP, at 8x annual rent) to EBITDAR for IHOP Corp. and its affiliates is equal to or less than 7.30x during the twelve (12) month period following the Closing

Date and 7.0x thereafter; provided that any such transactions involving a Securitization Entity must comply with the provisions of the Indenture.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1             Representations and Warranties Made in Respect of New Assets.

(a)           New Franchise Documents.  As of the applicable New Asset Addition Date with respect to the New Franchise Document acquired on such New Asset Addition Date, the Servicer shall be deemed to make the following representations and warranties:

(i)            Such New Franchise Document is genuine, and is the legal, valid and binding obligation of the parties thereto, has been fully and properly executed by the parties thereto, and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law);

(ii)           Such New Franchise Document complies in all material respects with all applicable Requirements of Law in the United States;

(iii)          No Franchisee party to such New Franchise Document is the subject of a bankruptcy proceeding;

(iv)          Royalties or similar fees payable pursuant to such New Franchise Document are payable at least monthly; provided, however, that the Servicer may cause the Franchise Holder to enter into or acquire a New Franchise Document that provides for royalties to be payable less frequently than monthly if the aggregate fees payable under all New Franchise Agreements that provide for payment of royalties less frequently than monthly are not reasonably anticipated to exceed 5% of total Collections in the twelve month period immediately following the commencement or addition of any such New Franchise Document;

(v)           To the extent the Servicer determines to implement a system of electronic funds transfer (“EFT”) with respect to substantially all of the Franchisees, the Master Issuer shall have the right to require payment of Continuing Franchise Fees by EFT pursuant to the Franchise Agreement or otherwise, other than with respect to Franchisees who are parties to Existing Franchise Documents as to whom the application of EFT either has been waived by the Servicer or may not be required with respect to one or more applicable Franchise Agreements;

(vi)          Except as required by law, such New Franchise Document contains no contractual rights of setoff or contractual defenses to obligations to make payment of any amounts payable by the Franchisee under such New Franchise Document;

(vii)         Such New Franchise Document is freely assignable by the Franchise Holder or the relevant Securitization Entity, as applicable;

(viii)        Such New Franchise Document does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating, Collections that could have been reasonably expected to result had such New Franchise Document been entered into in accordance with the Prior Terms.

(ix)           The relevant Securitization Entity shall not have entered into or acquired a New Franchise Document that (A) is materially different, in the good faith reasonable business judgment of the Servicer, from a New Franchise Document that such Securitization Entity would have entered into or acquired had the Serviced Assets affected by such New Franchise Document or other agreement been owned by the Servicer, or from the Current Practice of Applebee’s International, subject to the Servicing Standard, (B) would cause a breach of the Indenture or any other Transaction Document, (C) would, in the reasonable good faith business judgment of the Servicer, materially negatively affect the collectibility or timing of, or materially decrease the amount of, Collections and other payments relating to the Serviced Assets affected by such New Franchise Document, (D) would restrict the Franchise Holder’s or the relevant Securitization Entity’s right to assign such New Franchise Document (other than any Non-Conforming New Franchise Document) or (E) would permit the Franchisee or other party to such New Franchise Document to set off any amount against Collections or other payments payable by such Franchisee or other party under such New Franchise Document.  Without limiting the generality of the foregoing:

(1)           If such New Franchise Document is a New Franchise Agreement, such New Franchise Agreement (a) does not materially deviate from the standard form Franchise Agreement attached to the UFOC or such other form approved as of the date hereof by each Insurer, if any, that is a Series Controlling Party; provided that for the purpose of this subclause (1), the form of franchise agreement attached to an Existing U.S. Development Agreement shall be deemed an approved form with respect to a franchisee, and (b) is either (i) a Non-Conforming

New Franchise Document that is not a Defective Non-Conforming New Franchise Document or (ii) does not materially deviate from the prevailing royalty rates adopted by Applebee’s International for its franchise system as applicable as of the date of this Agreement, payment arrangements implemented in accordance with the Servicing Standard, or any other rates as previously approved by each Insurer, if any, that is a Series Controlling Party.  In addition, as of the New Asset Addition Date, the Franchisee under any New Franchise Agreement (i) has been determined to have the ability to perform its current and future obligations under such New Franchise Agreement by the Servicer in accordance with the Servicing Standard, (ii) is committed to employ trained restaurant management and to maintain proper staffing levels and (iii) if also a Franchisee under any other Franchise Agreement, is determined to the knowledge of the Servicer to be in compliance in all material respects with all such Franchise Agreements when taken together as a whole.

(2)           If such New Franchise Document is a Refranchised Restaurant Lease or Franchisee Sub-Lease, such Refranchised Restaurant Lease, or Franchisee Sub-Lease does not materially deviate from the prevailing forms adopted by the Servicer for its franchise system as of the date of this Agreement, or any other forms as previously approved by each Insurer, if any, and if such New Franchise Document is a Refranchised Restaurant Lease or Franchisee Sub-Lease, such Refranchised Restaurant Lease or Franchisee Sub-Lease is on such terms regarding rent and other expenses payable by such tenant as shall reasonably be expected to return an aggregate net profit (on a gross basis) to such Securitization Entity at all times, after taking into account acquisition expense, in the case of properties owned in fee or rent and other amounts payable by such Securitization Entity to a prime landlord with respect to such property.

(b)           New Company-Owned Real Property.  As of the applicable New Asset Addition Date with respect to the New Company-Owned Real Property acquired on such date, the Servicer shall be deemed to have made the following representations and warranties:

(i)            The Servicer has conducted or caused to be conducted a Phase I environmental study on such Property prior to its acquisition, and has, in accordance with the Servicing Standard, taken or caused to be taken all action which the Servicer, in accordance with the Servicing Standard, has determined to be prudent and appropriate remediation, which may include follow up study or clean up measures on such Property as recommended or otherwise indicated by such Phase I environmental study;

(ii)           The Servicer has obtained, on behalf of the applicable Securitization Entity, an appropriate level of title insurance and property insurance as necessary in the good faith reasonable judgment of the Servicer in accordance with the Servicing Standard to ensure the vesting of title in such Securitization Entity, and, to the knowledge of the Servicer, neither the Servicer nor any Securitization Entity, has received written notice from any insurance company or rating organization to the effect that the physical condition of such New Company-Owned Real Property would prevent obtaining new insurance policies at reasonable rates;

(iii)          The Securitization Entity holding such New Company-Owned Real Property has good, marketable and insurable fee simple title to the premises of such New Company-Owned Real Property, free and clear of all Liens whatsoever (other than Permitted Liens);

(iv)          To the knowledge of the Servicer after due inquiry, there are no claims that have been filed for payment for work, labor or materials affecting such New Company-Owned Real Property which are or may become a Lien upon the interest of the applicable Securitization Entity in such New Company-Owned Real Property except for Permitted Liens;

(v)           The Securitization Entity holding such New Company-Owned Real Property, (x) is not in material default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions applicable to such New Company-Owned Real Property and (y) does not have any financial obligations under any indenture, mortgage, deed of trust, loan agreement or other debt agreement or instrument to which it is a party or by which it or such New Company-Owned Real Property is otherwise bound, other than the Transaction Documents, Permitted Liens and obligations incurred in the ordinary course of the operation of the Properties, none of which are secured by a Lien (other than a Permitted Lien) upon any Property;

(vi)          Each applicable New Company-Owned Real Property and the use thereof complies in all material respects with all applicable legal requirements, including, without limitation, building and zoning ordinances and codes.  Neither the Securitization Entity holding such New Company-Owned Real Property, nor, to the knowledge of the Servicer, any Franchisee leasing or subleasing such Property from a Securitization Entity, is in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority in respect of such Property.  There has not been committed by the Securitization Entity holding such New Company-Owned Real Property or, to the knowledge of the Servicer, any Franchisee in occupancy of or involved with the operation or use of such Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any material part thereof;

(vii)         No condemnation or similar proceeding has been commenced nor, to the knowledge of the Servicer, is threatened with respect to all or any material portion of such New Company-Owned Real Property or for the relocation of roadways providing access to such New Company-Owned Real Property that, in either case, was not considered in the acquisition of such New Company-Owned Real Property;

(viii)        Such New Company-Owned Real Property is comprised of one (1) or more parcels which, to the knowledge of the Servicer, constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such New Company-Owned Real Property, other than New Company-Owned Real Property with respect to which the Servicer is taking appropriate action on behalf of the applicable Securitization Entity to obtain separate tax lot classification, and, in any event, no such failure to constitute or obtain such separate tax lot classification shall have a Material Adverse Effect with respect to the aggregate pool of Company-Owned Real Property;

(ix)           To the knowledge of the Servicer after due inquiry, there are no material pending or proposed special or other assessments for public improvements materially affecting such New Company-Owned Real Property that were not considered in the acquisition of such New Company-Owned Real Property;

(x)            Except pursuant to the Transaction Documents, no Securitization Entity has pledged any of its interest in such New Company-Owned Real Property or related Refranchised Restaurant Lease, nor pledged or assigned any portion of the rent due and payable thereunder or to become due and payable thereunder to any Person;

(xi)           All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of such New Company-Owned Real Property as an Applebee’s Restaurant, if such property is open for business, have been obtained and are in full force and effect.  The use being made of such New Company-Owned Real Property, if opened for business, is in conformity with the certificate of occupancy issued for such Property;

(xii)          Such New Company-Owned Real Property is not subject to any leases other than the Refranchised Restaurant Leases, except as would not materially detract from the value of such Property.  No Person (other than the applicable Securitization Entity) has any possessory interest in such New Company-Owned Real Property or right to occupy the same except under and pursuant to the provisions of the Refranchised Restaurant Leases;

(xiii)         The Servicer has paid, caused to be paid, or confirmed that all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the acquisition of such New Company-Owned Real Property have been paid in full; and

(xiv)        The Servicer shall have delivered a Mortgage with respect to such New Company-Owned Property, duly executed by the applicable Co-Issuer, in recordable form and to be held in escrow pending recordation following a Trigger Event in accordance with Section 5.6 hereof.

(c)           New Leased Real Property.  As of the applicable New Asset Addition Date with respect to the New Leased Real Property acquired on such New Asset Addition Date, the Servicer shall be deemed to have made the following representations and warranties:

(i)            With respect to any such New Leased Real Property on which the Servicer or any Securitization Entity has constructed or intends to construct a new Applebee’s Restaurant where there is previously no existing structure, the Servicer has conducted or caused to be conducted a Phase I environmental study on such Property prior to it being leased and has taken or caused to be taken all action which the Servicer, in accordance with the Servicing Standard, has determined to be prudent and appropriate remediation, which may include follow up study or clean up measures on such Property as recommended or otherwise indicated by such Phase I environmental study;

(ii)           Such New Leased Real Property is not reasonably expected to be a Negative Lease; provided, however, that any New Leased Real Property subject to a Non-Conforming New Franchise Document that is not a Defective Non-Conforming New Franchise Document shall not be deemed to be a Negative Lease for purposes of this clause (ii);

(iii)          With respect to New Leased Real Property, the Securitization Entity party to such Company Lease or Sale/Leaseback Lease and related Franchisee Sub-Lease, if any, has valid leasehold title to such Company Lease or Sale/Leaseback Lease and related Franchisee Sub-Lease, if any, free and clear of all Liens (other than Permitted Liens).  The Servicer has made available to the Indenture Trustee full and complete copies of all new Leases entered into by the Securitization Entity relating to such New Leased Property (including all amendments to any existing Leases). No material default by the Securitization Entity or, to the knowledge of the Servicer, by any other party, exists under any provision of any such Lease, and no condition or event exists which after notice or lapse of time or both would constitute a material default thereunder by such Securitization Entity or, to the knowledge of the Servicer, by any other party;

(iv)          The New Leased Real Property and the use thereof complies in all material respects with all applicable legal requirements, including, without limitation, building and zoning ordinances and codes.  Neither the Securitization Entity holding such New Leased Real Property, nor, to the knowledge of the Servicer, any Franchisee leasing or subleasing such Property from a Securitization Entity, is in material default or violation of any order, writ, injunction, decree or demand of any Governmental Authority in respect of such Property.  There has not been committed by the Securitization Entity holding such New Leased Real Property or, to the knowledge of the Servicer, any Franchisee in occupancy of or involved with the operation or use of such Property any act or omission affording any Governmental Authority the right of forfeiture as against such Property or any material part thereof;

(v)           No condemnation or similar proceeding has been commenced nor, to the knowledge of the Servicer, is threatened with respect to all or any material portion of such New Leased Real Property or for the relocation of roadways providing access to such New Leased Real Property that, in either case, was not considered in the leasing of such New Leased Real Property;

(vi)          All of the policies of insurance (x) required to be maintained by the applicable Securitization Entity under such Company Lease or Sale/Leaseback Lease and (y) to the knowledge of the Servicer, required to be maintained by Franchisees under the Franchisee Sub-Lease related thereto, if applicable, are valid and in full force and effect; and to the knowledge of the Servicer, neither the Servicer nor any Securitization Entity, received written notice from any insurance company or rating organization to the effect that the physical condition of such New Leased Real Property would prevent obtaining new insurance policies at reasonable rates.  Notwithstanding anything to the contrary herein, the representation set forth in this Section 5.1(c)(vi) with respect to the policies to be maintained by the applicable Securitization Entity pursuant to such Company Lease or Sale/Leaseback Lease shall be deemed accurate if the applicable Securitization Entity has contractually obligated the Franchisee party to such related Franchisee Sub-Lease to maintain insurance with respect to such Franchisee Sub-Lease in a manner that is customary for business operations of this type and in accordance with the Servicing Standard.

(vii)         All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of such New Leased Real Property as an Applebee’s  Restaurant, if such property is open for business, have been obtained and are in full force and effect.  The use being made of such New Leased Real Property, if open for business, is in conformity with all Requirements of Law and with the certificate of occupancy issued for such Property;

(viii)        Such New Leased Real Property is not subject to any leases, other than the Company Leases, Sale/Leaseback Leases and the Franchisee Sub-Leases, except as would not materially detract from the value of such property.  No Person has any possessory interest in such New Leased Real Property or right to occupy the same except under and pursuant to the provisions of the Company Leases, Sale/Leaseback Leases and the Franchisee Sub-Leases, except as would not materially detract from the value of such Property; and

(ix)           The Servicer has paid, caused to be paid, or confirmed that all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements of Law currently in effect in connection with the entering into of the Company Lease or Sale/Leaseback Lease and the related Franchisee Sub-Leases for such New Leased Real Property have been paid in full.

(d)           The Servicer will not enter into any Leases, including any Sale/Leaseback Leases, after the Closing Date which (i) require IHOP Corp. or Applebee’s International to provide a guaranty or (ii) include any event of default under such Lease due to a bankruptcy of either IHOP Corp. or Applebee’s International.

Section 5.2             Other Transferred Assets.  (a)  The Servicer (i) shall cause the Master Issuer or its applicable Subsidiary (such as the IP Holder) to enter into or acquire, (A) all Franchise Documents, (B) all Licensee-Developed IP and Servicer-Developed IP and (C) any New Company-Owned Real Property or New Leased Real Property relating to Applebee’s Restaurants and (ii) subject to the prior satisfaction of the Rating Agency Condition and the prior written consent of the Aggregate Controlling Party may, but shall not be obligated to, cause the Master Issuer or its applicable Subsidiary to enter into, develop or acquire, any other asset or liability.  Notwithstanding the foregoing, the Servicer shall not be required to cause the applicable Restaurant Holder to acquire the Company-Owned U.S. Restaurant Assets relating to the Applebee’s Restaurant to be located at Blue Ridge Mall, Kansas City, Missouri until six months after the commencement of operations at such Applebee’s Restaurant, which shall otherwise be treated as a Post-Closing U.S. Restaurant pursuant to the Post-Closing U.S. Restaurant Purchase Agreement; provided that such Applebee’s Restaurant shall not be counted towards the permitted number of Post-Closing U.S. Restaurants to be retained after by the Predecessor Restaurant Holders after the Closing Date.   The Aggregate Controlling Party shall have the right to approve the Securitization Entities that shall hold any of the assets obtained after the Closing Date described in this Section 5.2(a) and entered into, developed or acquired by the Master Issuer or a Subsidiary thereof (the “Post-Closing Assets”), including the right to direct that any Post-Closing Assets be held by one or more newly formed Securitization Entities if the Aggregate Controlling Party reasonably believes that such Post-Closing Assets could impair the Indenture Collateral; provided that the IP Assets which constitute the Applebee’s Brand or are exclusively related thereto, shall be held by the IP Holder.

(b)           Unless otherwise agreed to in writing by the Aggregate Controlling Party, any contribution to, or development or acquisition by, the Master Issuer or a Subsidiary thereof of Post-Closing Assets shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and warranties and covenants in Articles II and V of this Agreement), the IP License Agreements and the other Transaction Documents.  Any Franchise Document that is a Post-Closing Asset shall be deemed to be a New Franchise Document for the purposes of this Agreement.

Section 5.3             IP Assets.

(a)           All IP Assets shall be owned exclusively by the IP Holder and shall not be assigned or transferred by the IP Holder to any other entity.

(b)           The Servicer and Applebee’s International will use commercially reasonable efforts to obtain, within one hundred twenty (120) days of the Closing Date, the consent of the third party licensors under the third party license agreements set forth on Schedule 5.3 hereto (“Third Party Consent License Agreements”) to the assignment of the Servicer’s rights thereunder to the IP Holder, with the right to sublicense back such rights to the Servicer to enable the Servicer to perform its obligations hereunder, and, at the option of Applebee’s International, either to sublicense to Applebee’s International or another Affiliate of Applebee’s International all rights to use the licensed Intellectual Property outside the United States and the U.S. Territories, or to separate any rights to use the licensed Intellectual Property outside the United States and the U.S. Territories into a separate agreement (which rights may remain with Applebee’s Services, Inc, but not in its capacity as Servicer, or with Applebee’s International or another Affiliate of Applebee’s International which is not a Securitization Entity, in Applebee’s International’s discretion); provided that the expiry of such 120-day period without any such consent shall not relieve the Servicer and Applebee’s International from their obligation to continue seeking consent (unless it is no longer commercially reasonable to seek such consent). With respect to those Third Party Consent License Agreements which have Participation Agreements issued thereunder, the Servicer, Applebee’s International and the IP Holder shall mutually agree, such agreement not to be unreasonably withheld, with the applicable third party licensor as to how such Participation Agreement will be handled, with such agreement further subject to the approval of the Aggregate Controlling Party; provided that it shall be agreeable to the Servicer, Applebee’s International, the IP Holder and the Aggregate Controlling Party, if the Participation Agreements are structured as sublicenses from the IP Holder to the relevant Franchisee or as sublicense from the Servicer to the relevant Franchisee.

Section 5.4             Allocated Note Amount attributable to Applebee’s Restaurants.  The Servicer will recalculate the Allocated Note Amount attributable to each Applebee’s Restaurant (including each Post-Closing Restaurant) as of each date on which Applebee’s International or the Servicer is required to reacquire the assets relating to an Applebee’s Restaurant in accordance with the definition of Allocated Note Amount.  The Allocated Note Amount determined by the Servicer in such manner shall be recorded in the books and records of the Servicer.

Section 5.5             Account Control Agreements for Deposits.

(a)           If and for so long as any depositary institution receives $6,000,000 or more in revenues generated by the Restaurant Holders over any 12-month period, the Servicer shall use commercially reasonable efforts to cause such depositary institution to enter into an Account Control Agreement with the Indenture Trustee pursuant to which the local depositary institution will act at the direction of the Indenture Trustee if it receives written notice from the Indenture Trustee that a Servicer Termination Event or an Event of Default has occurred and is continuing. In connection with the foregoing, the Servicer has obtained executed Account Control Agreements will all requisite banks other than the banks listed on Schedule 5.5(a) hereto for which the Servicer shall obtain an executed Account Control Agreement on or before the one-year anniversary of the Closing Date (or replace such banks with financial institutions that have entered into such Account Control Agreements within such one-year period).

(b)           Subject to Section 6.3, if a Trigger Event occurs, the Servicer shall, unless waived by the Aggregate Controlling Party, cause all depositary institutions receiving revenues generated by the Restaurant Holders at such time to enter into an Account Control Agreement with the Indenture Trustee within ninety (90) calendar days of the occurrence of the Trigger Event pursuant to which such depositary institutions shall act at the direction of the Indenture Trustee.  If the Servicer is unable to cause any such depositary institution to enter into an Account Control Agreement in any circumstance requiring the depositary institution to enter into an Account Control Agreement pursuant the terms of this Agreement, including this Section 5.5 and Section 6.3, within ninety (90) days following the occurrence of the Trigger Event, the Servicer will be required to replace such depositary institution with another depositary institution that enters into an Account Control Agreement within such 90-day period.

Section 5.6             Real Estate Mortgages. If a Trigger Event has occurred and is continuing, the Servicer will record the real estate mortgages prepared pursuant to Section 2.1(b) within ninety (90) days thereafter except to the extent that such requirement is waived in whole or in part by the Aggregate Controlling Party.

Section 5.7             Special Provision regarding Non-Conforming Defective New Franchise Documents. Notwithstanding anything to the contrary herein, the Servicer shall not be deemed to have breached any representation, warranty, covenant or agreement contained herein as to itself, any New Asset or otherwise, solely for entering into any Non-Conforming New Franchise Document, unless such Non-Conforming New Franchise Document constitutes a Defective Non-Conforming New Franchise Document and the Servicer has failed to pay the Indemnification Amount in accordance with Section 2.7 hereof.

ARTICLE VI

SERVICER TERMINATION EVENTS

Section 6.1             Servicer Termination Events.

(a)           Servicer Termination Events.  Any of the following acts or occurrences shall constitute a “Servicer Termination Event” under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either the Master Issuer or the Indenture Trustee (acting at the written direction of the Aggregate Controlling Party):

(i)            a failure by the Servicer to pay or remit (or cause to be paid or remitted) any amount required to be paid or remitted by the Servicer under the terms of this Agreement or any other Transaction Document within two (2) Business Days of the date on which such amount was required to be paid or remitted under this Agreement or such other Transaction Document (it being understood that the Servicer will not be responsible for the failure of the Indenture Trustee to remit funds that were received by the Indenture Trustee from or on behalf of the Servicer in accordance with this Agreement or such other Transaction Document);

(ii)           the failure by the Securitization Entities to maintain a Three-Month Adjusted DSCR calculated for each Payment Date at least equal to 1.2x;

(iii)          any failure by the Servicer to deliver (x) any Monthly Noteholders’ Report, any Monthly Servicer’s Certificate required to be delivered by the Servicer pursuant to this Agreement with respect to any Series of Notes or the periodic financial statements of Applebee’s International, the Master Issuer or the Franchise Holder required to be delivered by the Servicer pursuant to this Agreement on its due date and such failure continues for a period of five (5) consecutive days following the earlier to occur of the actual knowledge of the Servicer of such failure or written notice to the Servicer by the Indenture Trustee, any Series Controlling Party or any Insurer of such failure (or, in the case of any Monthly Noteholders’ Report or any Monthly Servicer’s Certificate, within 5 consecutive days after such report is due) or (y)(i) one or more Weekly Servicer Report required to be delivered by the Servicer pursuant to this Agreement during any of the first three (3) fiscal months following the Closing Date and the total number of days elapsed following the date(s) such Weekly Servicer Report(s) was due exceeds ten (10) days during any such fiscal month or (ii) any Weekly Servicer Report required to be delivered by the Servicer pursuant to this Agreement on its due date during any fiscal month thereafter and such failure continues for a period of ten (10) consecutive days following the date such Weekly Servicer Report was due; provided, that the ten-day grace period in this subclause (y)(ii) shall only be applicable one time in any such fiscal month.

(iv)          any failure by the Servicer to perform or comply with any other covenant or agreement contained in this Agreement, and such failure continues for a period of thirty (30) consecutive days following the earlier to occur of the knowledge of the Servicer of such failure or written notice to the Servicer of such failure by the Indenture Trustee, any Series Controlling Party or any Insurer;

(v)           any representation, warranty or statement made by the Servicer in this Agreement or any certificate, report or other writing delivered by the Servicer pursuant to this Agreement that is not qualified by materiality or a Material Adverse Effect proves to be incorrect in any material respect, or any such representation, warranty or statement that is qualified by materiality or Material Adverse Effect proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in this Agreement, and such breach continues for a period of thirty (30) consecutive days following the earlier to occur of the knowledge of the Servicer of such breach or written notice to the Servicer of such breach by the Indenture Trustee, any Series Controlling Party or any Insurer;

(vi)          if and for so long as the Servicer is an Affiliate of Applebee’s International, any failure by Applebee’s International to perform or comply with any covenant or agreement of Applebee’s International contained in any Transaction Document to which it is a party, or the breach of any representation or warranty of Applebee’s International contained in any Transaction Document to which it is a party, but in each case only to the extent that such failure or breach could reasonably be expected to have a Material Adverse Effect, and such failure continues for a period of thirty (30) consecutive days following the earlier to occur of the knowledge of Applebee’s International of such failure or breach, as applicable, or written notice to Applebee’s International (with a copy to the Servicer) of such failure or breach, as applicable, by the Indenture Trustee, any Series Controlling Party or any Insurer of such failure; provided that any failure by Applebee’s International to compensate the Master Issuer for the Indemnification Amount payable by Applebee’s International in connection with the breach of a representation, warranty or covenant in respect of the Indenture Collateral (including the failure to procure the liquor license or other arrangement or the landlord consent, as applicable, necessary to convey a Post-Closing U.S. Restaurant to the Master Issuer within the time period specified in the applicable Post-Closing U.S. Restaurant Purchase Agreement), shall be deemed to have a Material Adverse Effect for purposes of this clause; provided, further, that any such failure by Applebee’s International to compensate the Master Issuer in such manner shall be deemed to be cured upon the payment of the related Indemnification Amount or other liquidated damages amount or other amount determined in the manner provided in the related Transaction Document;

(vii)         an effective resolution is passed by the Servicer for the winding up or liquidation of the Servicer, except a winding up for the purpose of a merger, reconstruction or amalgamation, in accordance with the terms of the Indenture, the terms of which have previously been approved in writing by the Series Controlling Party of each Series of Notes;

(viii)        any petition is filed, or any case or proceeding is commenced, against the Servicer under the Bankruptcy Code, or any other similar applicable federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, and such filing, case or proceeding has not been dismissed within sixty (60) days after such filing or commencement;

(ix)           the institution by the Servicer of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Servicer to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Servicer of a petition or answer or consent seeking reorganization relief under the Bankruptcy Code or any other similar applicable federal or state law, or the consent by either to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of either, or of any substantial part of its property, or the making by the Servicer of an assignment for the benefit of creditors, or the admission by the Servicer in writing of its inability to pay its debts generally as they become due, or the taking of action by the Servicer in furtherance of any such action;

(x)            an outstanding final non-appealable judgment, when aggregated with the amount of other outstanding final non-appealable judgments, exceeding $10,000,000 is rendered against the Servicer or any of its direct or indirect Subsidiaries, and either (i)

enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(xi)           this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions thereof), or the Servicer asserts as such in writing;

(xii)          the failure to pay in full all amounts then due and payable on the Series 2007-1 Notes upon a Change of Control that occurs without the prior written consent of the Series 2007-1 Class A Insurer and, if different, the Series Controlling Party for the Series 2007-1 Class A Notes;

(xiii)         indebtedness of the Servicer and its Affiliates (excluding for such purpose the Notes issued by the Co-Issuers and the indebtedness issued by IHOP Franchising, LLC and IHOP IP, LLC pursuant to the IHOP Indenture) in an amount in excess of $50,000,000 is accelerated in accordance with the terms thereof for failure to pay such indebtedness after any applicable notice and cure period;

(xiv)        the Aggregate Controlling Party delivers written notice to the Indenture Trustee to commence the liquidation of the Indenture Collateral in the manner provided in the Indenture following the occurrence of an Event of Default and an acceleration of the Notes or the Collateral has been sold in connection with an Auction Call Redemption and the buyer thereunder has elected to terminate this Agreement; or

(xv)         any failure by the Guarantor to comply with any indebtedness covenants set forth in Section 8.5 below, or IHOP Corp. to comply with any of the covenants set forth in the IHOP Corp. Servicing Guaranty, or any representation or warranty made by the Guarantor or IHOP Corp. in this Agreement or the IHOP Corp. Servicing Guaranty, respectively, proves to be incorrect in any material respect, which breach continues for a period of thirty (30) consecutive days following the earlier to occur of the knowledge of the Guarantor or IHOP Corp., as applicable, of such failure or written notice to the Guarantor (with a copy to the Servicer) or IHOP Corp., as applicable, of such failure by the Indenture Trustee, any Series Controlling Party or any Insurer; provided, that a breach by (A) the Guarantor of an indebtedness covenant set forth herein or (B) IHOP Corp. of a covenant relating to the IHOP Corp. Consolidated Leverage Ratio set forth in the IHOP Corp. Servicing Guaranty shall not be subject to a notice and cure period.

If a Servicer Termination Event has occurred and is continuing, the Aggregate Controlling Party may direct the Indenture Trustee in writing to terminate the Servicer in its capacity as such by the delivery of a termination notice (a “Termination Notice”) to the Servicer (with a copy to each of the Master Issuer, each Insurer, if any, the Back-Up Manager and the

Rating Agencies); provided, that the delivery of a Termination Notice shall not be required in the circumstances set forth in clauses (vii), (viii) and (ix) above; provided, further, that the termination of the Servicer shall not be effective until the appointment of a Successor Servicer in the manner provided herein.

(b)           From and during the continuation of a Servicer Termination Event, each Securitization Entity and the Indenture Trustee are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney in fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the Master Issuer or the Aggregate Controlling Party), and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption of such duties by the Back-Up Manager in accordance with the Transaction Documents and subject to the direction of the Aggregate Controlling Party.

Section 6.2             Back-Up Manager Responsibilities.

(a)           Trigger Event Services.

(i)            Within two (2) days of obtaining knowledge of (i) the occurrence and continuance of any Trigger Event, the Master Issuer, the Indenture Trustee or the Servicer shall notify the Back-Up Manager, the Aggregate Controlling Party, each Insurer, if any, each Series Controlling Party and each Rating Agency in writing of such occurrence.  Upon receipt of such notice, the Back-Up Manager shall immediately commence performance of the Trigger Event Services pursuant to the Back-Up Manager Agreement and shall, within fifteen (15) days after receipt of such written notice, have taken all steps necessary to enable itself to provide the Trigger Event Services (as defined in the Back-Up Manager Agreement).

(ii)           The Servicer agrees to fully cooperate and provide such access and assistance to the Back-Up Manager as the Back-Up Manager may request to permit the Back-Up Manager to integrate itself into the business of the Servicer and to put itself in a position to provide the Trigger Event Services in accordance with the terms of the Back-Up Manager Agreement.  As soon as the Back-Up Manager is prepared to provide the Trigger Event Services, it shall deliver a written notice thereof to the Master Issuer, the Indenture Trustee and the Servicer (with a copy to each Insurer, if any), in accordance with the manner of delivery specified in the Back-Up Manager Agreement.  In the event that the Servicer fails to cooperate or to provide access or assistance to the Back-Up Manager, the Back-Up Manager shall promptly advise each Insurer, if any, and the Indenture Trustee of such failure.  The parties hereto agree that time is of the essence and that such obligations of the Servicer under this Section 6.2(a)(ii) would not be sufficiently remedied only by money damages and that the Back-Up Manager or the Aggregate Controlling Party may seek equitable relief for any such failure of the Servicer to perform its obligations hereunder.

(b)           Servicer Termination Event Services.

(i)            If the Indenture Trustee, acting at the written direction of the Aggregate Controlling Party, delivers a Termination Notice to the Servicer pursuant to Section 6.1(a) (or automatically upon the occurrence of any Servicer Termination Event described in clauses (vii), (viii) and (ix) of Section 6.1(a)), all rights, powers, duties, obligations and responsibilities of the Servicer under this Agreement (other than with respect to Indemnification Amount payments) and the other Transaction Documents, including with respect to the Serviced Assets, the Indenture Trust Accounts, the Advertising Fees Account, the Servicing Accounts or otherwise shall vest in and be assumed by the Back-Up Manager; provided, that the Back-Up Manager shall act only in consultation with, and at the direction of, the Aggregate Controlling Party (and, if otherwise required under this Agreement, the Co-Issuers and the Franchise Holder).  The Back-Up Manager has agreed to assume such duties, obligations and responsibilities following a Servicer Termination Event under the Back-Up Manager Agreement. The Indenture Trustee shall provide a written notice to each depositary institution at which a Servicing Account has been established and maintained (each of such depositary institutions being referred to herein as a “Non-Trust Account Bank”) (with a copy to the Back-Up Manager and each Insurer, if any) upon the occurrence of a Servicer Termination Event in accordance with the Back-Up Manager Agreement and the Account Control Agreements, which notice shall inform the Non-Trust Account Banks of such occurrence and instruct it to deny any access to the related Servicing Accounts (and any funds on deposit therein) by the Master Issuer or the Servicer.  Thereafter, the Indenture Trustee, at the direction of the Back-Up Manager, shall provide instructions to the Non-Trust Account Banks as required by the Transaction Documents relating to the Servicing Accounts (and any funds on deposit therein).

(ii)           At the time that any rights, powers, duties, obligations and responsibilities of the Servicer vest in and are assumed by the Back-Up Manager, the Servicer shall be deemed to have become a sub-servicer for the Back-Up Manager, and in such capacity shall perform such duties, obligations and responsibilities of the Back-Up Manager under this Agreement and the other Transaction Documents and the Serviced Documents as the Back-Up Manager shall direct. The Back-Up Manager shall compensate the Servicer as sub-servicer from the Weekly Servicing Fee and, if applicable, the Supplemental Servicing Fee, after payment of amounts due to the Back-Up Manager and if such fee is insufficient, the Back-Up Manager shall request an increase in the Supplemental Servicing Fee from the Aggregate Controlling Party (though, for the avoidance of doubt, the Aggregate Controlling Party shall have no obligation to agree thereto).

(iii)          Following the delivery to the Servicer of a Termination Notice pursuant to Section 6.1(a) (or automatically upon the occurrence of any Servicer Termination Event described in clauses (vii), (viii) and (ix) of Section 6.1(a)), the Back-Up Manager shall have all rights and powers that the Servicer would have had if such Servicer Termination Event had not occurred; provided that the Back-Up Manager shall only exercise such rights and powers and dispatch such duties, obligations and responsibilities in consultation with, and at the direction of, the Aggregate Controlling Party (and, if otherwise required under this Agreement, the Co-Issuers and the Franchise Holder). In addition, the Back-Up Manager shall exercise commercially reasonable efforts to develop and deliver to each Insurer, if any, the Co-Issuers and the Franchise Holder within ninety (90) days from the occurrence of the relevant Servicer Termination Event a comprehensive proposal (the “Back-Up Manager Proposal”) setting forth, among other things, a recommendation in respect of the Successor Servicer or the Servicer, which may include, but is not limited to, the reorganization and/or re-engagement of the Servicer and to identify alternative suppliers and providers of distribution services and retest suppliers as directed by the Aggregate Controlling Party. In preparing such Back-Up Manager Proposal, the Back-Up Manager shall consult and cooperate with the Aggregate Controlling Party in developing the Back-Up Manager Proposal.

(iv)          If the Back-Up Manager Proposal contemplates the engagement of a Successor Servicer, the Back-Up Manager shall, in a prompt and timely manner (in addition to performing the Trigger Event Services and other services specified in the Back-Up Manager Agreement and assuming all of the rights, powers, duties, obligations (other than financial and indemnification obligations) and responsibilities of the Servicer hereunder):

(1)           develop a plan for identifying one or more Persons that would be suitable to serve as a Successor Servicer under this Agreement (a “Servicer Replacement Plan”); provided that any Servicer Replacement Plan shall, among other things, address the issues set forth on Schedule A to the Back-Up Manager Agreement; provided, further that in preparing such Servicer Replacement Plan the Back-Up Manager may have discussions with third parties;

(2)          assist the Aggregate Controlling Party in selecting one or more Persons to serve as a Successor Servicer;

(3)           develop a plan for such Successor Servicer to take over the administration of the Advertising Fees Account; and

(4)           develop an action plan for ensuring that all notices to, or filings with, applicable state and local authorities have been made so that engagement of a Successor Servicer will not result in, or otherwise constitute, grounds for revocation or termination of any liquor license.

(c)           Back-Up Manager Proposal; Approvals.

(i)            The Back-Up Manager shall first submit the Back-Up Manager Proposal to the Insurers, if any, and the Indenture Trustee for the approval of the Aggregate Controlling Party, and to the extent such approval is not granted, both the Back-Up Manager and the Aggregate Controlling Party shall continue to work in good faith to achieve such approval.

(ii)           If the Back-Up Manager Proposal provides for the re-engagement of the Servicer, the Servicer shall continue to provide the sub-services until all conditions to such re-engagement have been satisfied.  If the Back-Up Manager Proposal contemplates the re-engagement of the Servicer and such proposal is approved by the Aggregate Controlling Party, then the Back-Up Manager shall submit the Back-Up Manager Proposal to the Servicer.  In the event that such Back-Up Manager Proposal is rejected by the Servicer, the Servicer shall continue to provide such sub-servicing duties as the Back-Up Manager requests pending the appointment of a Successor Servicer.

(iii)          If the Back-Up Manager Proposal does not contemplate the re-engagement of the Servicer but the engagement of a Successor Servicer, the Servicer shall continue to provide such sub-servicing duties as the Back-Up Manager requests pending the appointment of a Successor Servicer.  Upon appointment of a Successor Servicer without any arrangement for further services to be provided by the Servicer, the Servicer shall be immediately terminated and thereafter shall be prohibited to act in any capacity in respect of the Services except to provide the Disentanglement Services (as defined below) and as otherwise consented to by the Back-Up Manager and the Aggregate Controlling Party.

Section 6.3             Lock-Box Account; Account Control Agreements.  If a Trigger Event has occurred, the Aggregate Controlling Party may direct the Servicer to (a) notify all Franchisees to make Franchise Payments, Development Payments and Lease Payments to one or more lock-box accounts (each, a  “Lock-Box Account”) established and maintained by a Lock-Box Provider to the extent that the Franchisees do not make such payments directly to the Concentration Account; and (b) use commercially reasonable efforts to cause all or part of the local depositary institutions that receive cash revenues generated by the Restaurant Holders to enter into Account Control Agreements with the Indenture Trustee in accordance with Section 5.5(b).

Section 6.4             Servicer’s Transitional Role.

(a)           Disentanglement.  Following the delivery of a Termination Notice to the Servicer pursuant to Section 6.1(a) or Section 6.2 above or notice of resignation of the Servicer pursuant to Section 4.4(b), the Servicer shall (i) continue to cooperate with the Back-Up Manager in the conduct of the Back-Up Services and the implementation of the Back-Up Manager Proposal until a Successor Servicer is identified and (ii) accomplish a complete transition to the Successor Servicer, without interruption or adverse impact on the provision of Services (the “Disentanglement”).  Thereafter, the Servicer shall cooperate fully with the Successor Servicer and otherwise promptly take all actions required to assist in effecting a complete Disentanglement and shall follow any directions that may be provided by the Back-Up

Manager.  The Servicer shall provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion and migration, interface specifications, and related professional services.  The Servicer shall provide for the prompt and orderly conclusion of all work, as the Back-Up Manager and the Aggregate Controlling Party may direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Servicer.  All services relating to Disentanglement (“Disentanglement Services”), including all reasonable training for personnel of the Back-Up Manager, the Successor Servicer or the Successor Servicer’s designated alternate service provider in the performance of the Services, shall be deemed a part of the Services to be performed by the Servicer.  The Servicer shall use commercially reasonable efforts to utilize existing resources to perform the Disentanglement Services.

(b)           Fees and Charges for the Back-Up and Transitional Services.  During the Disentanglement Period (as defined below), the Servicer shall continue to be entitled to payment of fees under Section 6.2(b)(ii). Upon the Successor Servicer’s assumption of the obligation to perform all Services hereunder, the Servicer shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement Services.

(c)           Duration of Obligations.  The Servicer’s obligation to provide Disentanglement Services shall not cease during the period (the “Disentanglement Period”) commencing on the date that a Servicer Termination Event occurs and ending upon the date on which the Successor Servicer or the re-engaged Servicer shall assume all of the obligations of the Servicer hereunder.

(d)           Subservicing Arrangements; Authorizations.

(i)            With respect to each Subservicing Arrangement and unless the Aggregate Controlling Party elects to terminate such Subservicing Arrangement in accordance with Section 2.10 hereof, the Servicer shall:

(x)            assign to the Successor Servicer (or such Successor Servicer’s designated alternate service provider) all of the Servicer’s rights under such Subservicing Arrangement to which it is party used by the Servicer in performance of the transitioned Services; and

(y)           procure any third party authorizations necessary to grant the Successor Servicer (or such Successor Servicer’s designated alternate service provider) the use and benefit of such Subservicing Arrangement to which it is party (used by the Servicer in performing the transitioned Services), pending their assignment to the Successor Servicer under this Agreement.

(ii)           If the Aggregate Controlling Party elects to terminate such Subservicing Arrangement in accordance with Section 2.10 hereof, the Servicer shall take all reasonable actions necessary or reasonably requested by the Aggregate Controlling Party to accomplish a complete transition of the Services performed by such sub-servicer to the Successor Servicer, or to any alternate service provider designated by the Aggregate Controlling Party, without interruption or adverse impact on the provision of Services.

Section 6.5             Intellectual Property.  Within thirty (30) days of termination of this Agreement for any reason, the Servicer shall deliver and surrender up to the IP Holder (with a copy to the Back-Up Manager) any and all products, materials, or other physical objects containing the Trademarks included in the IP Assets or Confidential Information of the IP Holder and any copies of copyrighted works included in the IP Assets in the Servicer’s possession or control, and shall terminate all use of all IP Assets, including trade secrets.

Section 6.6             Third Party Intellectual Property.  The Servicer shall assist and fully cooperate with the Successor Servicer or its designated alternate service provider in obtaining any necessary licenses or consents to use any third party Intellectual Property then being used by the Servicer or any sub-servicer.  The Servicer shall assign any such license or sublicense directly to the Successor Servicer or its designated alternate service provider to the extent the Servicer has the necessary rights to assign such agreements to the Successor Servicer without incurring any additional cost.

Section 6.7             No Effect on Other Parties.  Upon any termination of the rights and powers of the Servicer from time to time pursuant to Section 6.1 or upon any appointment of a Successor Servicer, all the rights, powers, duties, obligations, and responsibilities of the Securitization Entities or the Indenture Trustee under this Agreement, the Indenture and the other Transactions Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.8             Injunction.  The Servicer agrees that a breach or violation of Section 4.3 or Section 4.9 or ARTICLE VI, ARTICLE VII or ARTICLE VIII of this Agreement is likely to result in immediate and irreparable injury and harm to the other parties.  In such event, the non-breaching party shall have, in addition to any and all available remedies, the right to an injunction, specific performance or other equitable relief to prevent the violation of obligations under this Agreement.

Section 6.9             Rights Cumulative.  All rights and remedies from time to time conferred upon or reserved to the Securitization Entities, the Indenture Trustee, each Insurer, if any, or the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity.  Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy.  Every such right and remedy may be exercised from time to time and as often as deemed expedient.

ARTICLE VII

CONFIDENTIALITY

Section 7.1             Confidentiality.  Each of the parties hereto acknowledges that during the Term of this Agreement such party (the “Recipient”) may receive Confidential Information from another party hereto (the “Discloser”).  Each such party agrees to maintain the Confidential Information of the other party in the strictest of confidence and shall not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any person or entity other than those of its employees or representatives who have a “need to know” and who have been apprised of this restriction.  The Recipient shall be liable for any breach of this Section 7.1 by any of its employees or representatives and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of the Discloser.  Upon termination of this Agreement, Recipient shall return to the Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of the Discloser.  Confidential Information shall not include information that:  (i) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from the Discloser; (ii) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Recipient; (iii) is developed by the Recipient independently of and without reference to any Confidential Information; (iv) is received by the Recipient from a third party who is not under any obligation to the Discloser to maintain the confidentiality of such information; or (v) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment.  It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

ARTICLE VIII

GUARANTEE

Section 8.1             Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees the performance of all the obligations (including, but not limited to, the obligations set forth in Section 2.7 hereof) of the Servicer set forth in, and subject to the terms of, this Agreement and the other Transaction Documents to which the Servicer is a party (the “Guarantee”).  This Guarantee shall be a continuing and irrevocable guarantee of payment of all amounts due and performance of all obligations of Applebee’s Services, Inc. hereunder and under the other Transaction Documents to which the Servicer is a party, and the Guarantor shall remain liable on its obligations hereunder until the payment in full of all amounts due hereunder; provided that the Guarantee shall not apply to any obligations of a Successor Servicer hereunder that is not an Affiliate of the Servicer.  The Guarantor hereby represents that it has all requisite corporate power and authority to undertake its obligations set forth in this Section 8.1 and to guarantee the full and prompt payment of any amounts due hereunder.

Section 8.2             Liability of Guarantor Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:  (a)  the obligations of the Guarantor hereunder are independent of the obligations of the Servicer hereunder or under the other Transaction Documents; and (b) the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including without limitation, the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising at law, in equity or otherwise) with respect to any failure of the Servicer hereunder or under any of the other Transaction Documents; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from any of the terms or provisions (including, without limitation, provisions relating to events of default) of this Agreement, any of the other Transaction Documents or any of the Serviced Documents, the Franchise Documents or the Franchise Documents; (iii) the Servicer’s consent to the addition, change, reorganization or termination of any of the Securitization Entities or to any amendment to the documents governing the formation or organization and operation of the Securitization Entities; or (iv) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Servicer’s obligations under this Agreement.

Section 8.3             Waivers by the Guarantor.  The Guarantor agrees not to assert, and hereby waives, all rights (whether by counterclaim, set-off or otherwise) and defenses (including, without limitation, the defense of fraud), whether acquired by subrogation, assignment or otherwise, to the extent that such rights and defenses may be used by the Guarantor to avoid performance hereunder, including but not limited to:  (a)  any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Servicer including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of this Agreement or by cessation of liability of the Servicer for any cause other than the full performance of all obligations of the Servicer set forth in this Agreement and payment in full of all amounts due hereunder; (b) any defense based on the Servicer’s errors or omissions in the performance of its obligations or payment of amounts due under this Agreement or under the other Transaction Documents;  (c) any defenses or benefits that may be derived from or afforded by law that would limit the liability of or exonerate the Guarantor, (d) any legal or equitable discharge of the Guarantor’s obligations hereunder; (e) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof;  (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guarantee, notices of default under this Agreement, any of the other Transaction Documents, the Serviced Documents or the Franchise Documents; and (g) any rights to set-offs, recoupments and counterclaims.

Section 8.4             Representations and Warranties of the Guarantor.  The Guarantor represents and warrants as of the date hereof as follows:

(a)           Organization and Good Standing.  The Guarantor (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations hereunder make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor.

(b)           Power and Authority; No Conflicts.  The execution and delivery by the Guarantor of this Agreement and any other Transaction Document to which it is a party and its performance of, and compliance with, the terms hereof and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor are within the power of the Guarantor and have been duly authorized by all necessary corporate action on the part of the Guarantor.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Guarantor, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Guarantor or its properties, or the charter or bylaws or other organizational documents and agreements of the Guarantor, or any of the provisions of any indenture, mortgage, lease, contract or other instrument to which the Guarantor is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument.

(c)           Consents.  The Guarantor is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Guarantor of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor, or the validity or enforceability of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor against the Guarantor.

(d)           Due Execution and Delivery.  This Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding instrument enforceable against the Guarantor in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)           Due Qualification.  The Guarantor has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor by the Guarantor, and the consummation by the Guarantor of all the transactions herein contemplated to be consummated by the Guarantor and the performance of its obligations hereunder and under any other Transaction Document to which it is a party or in connection with which it acts as Guarantor.

Section 8.5             Debt Restrictions of the Guarantor.  Neither IHOP nor the Guarantor nor any of their respective Affiliates (other than the Securitization Entities) may incur any Debt without (a) the consent of the Aggregate Controlling Party and (b) notice to the Rating Agencies; provided that clauses (a) and (b) shall not be required for (w) (i) the issuance of Series 2007-3 Notes pursuant to the IHOP Indenture up to an aggregate maximum principal amount of $445,000,000, which amount includes the aggregate maximum principal amounts of the Series 2007-1 Notes and the Series 2007-2 Notes issued pursuant to the IHOP Indenture after giving effect to the issuance of such additional notes, (ii) the issuance of additional notes pursuant to the IHOP Indenture up to an aggregate maximum principal amount of $575,000,000, inclusive of all Series of Notes outstanding under the IHOP Indenture; provided that (A) an amount of indebtedness is paid off under the Applebee’s Securitization equal to the amount of additional notes offered pursuant to the IHOP Indenture and (B) no such additional Notes under the IHOP Indenture may be issued unless (1) the Three-Month Adjusted DSCR after giving effect to such issuance of such additional notes (calculated without giving effect to any equity contributions otherwise included in the calculation of Net Cash Flow) is at least equal to the Three-Month Adjusted DSCR as of the Closing Date and (2) the prior written consent of the Series 2007-1 Class A Insurer is obtained, and (iii) the payment of the L/C Reimbursement Amount and L/C Other Reimbursement Costs in accordance with the Class A-1 Note Purchase Agreement and reimbursement obligations, if any, with respect to the letters of credit existing immediately prior to the date hereof, (x) up to $95 million of indebtedness (excluding any existing “capital leases” in effect as of November 29, 2007 of IHOP Corp. and its affiliates and indebtedness contemplated by (w) above and (y) below); and (y) indebtedness incurred by Applebee’s International or any of its subsidiaries in connection with sale/leaseback transactions; provided that, on a pro forma basis, after giving effect to such sale/leaseback transactions, the ratio of adjusted debt (calculated by capitalizing lease obligations, whether treated as operating leases or capital leases under GAAP, at 8x annual rent) to EBITDAR for IHOP Corp. and its affiliates is equal to or less than 7.30x during the twelve (12) month period following the Closing Date and 7.0x thereafter; provided that any such Debt described in clause (x) above shall not be permitted if, after giving effect thereto, the ratio of Consolidated Adjusted Debt to Consolidated EBITDAR would exceed the sum of such ratio as of the Closing Date plus 1.5x; provided, further, that any such transactions involving a Securitization Entity must comply with the provisions of the Indenture.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1             Termination of Agreement.  The respective duties and obligations of the Servicer and the Securitization Entities created by this Agreement shall commence on the date hereof and shall, unless earlier terminated pursuant to Section 6.1(a) terminate upon the latest to occur of (x) the final payment or other liquidation of the last outstanding Serviced Asset included in the Indenture Collateral and (y) the satisfaction and discharge of the Indenture pursuant to Article XI of the Indenture (the “Term”).  Upon termination of this Agreement pursuant to this Section 9.1, the Servicer shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Serviced Assets held by the Servicer.

Section 9.2             Survival.  The provisions of Section 2.1(c) and (d), Section 2.7, Section 2.8, Section 4.3(e)(ii), Section 4.4(c), Section 5.1, ARTICLE VI, ARTICLE VII, ARTICLE VIII and this Section 9.2, Section 9.5 and Section 9.9 shall survive termination of this Agreement.

Section 9.3             Amendment.  (a)  This Agreement may only be amended from time to time in writing, upon the written consent of each Series Controlling Party, by the Securitization Entities party hereto, the Servicer and the Indenture Trustee.

(b)           Promptly after the execution of any such amendment, the Servicer shall send to the Indenture Trustee, each Insurer, if any, and each Rating Agency a conformed copy of such amendment, but the failure to do so shall not impair or affect its validity.

(c)          Any such amendment or modification effected contrary to the provisions of this Section 9.3 shall be null and void.

(d)           In executing and delivering any amendment or modification to this Agreement, the Indenture Trustee shall be entitled to an Opinion of Counsel stating that:  (i) such amendment is authorized pursuant to this Agreement and complies therewith; (ii) such amendment shall not adversely affect the interests of the Secured Parties in any material respect; and (iii) all conditions precedent to the execution, delivery and performance of such amendment shall have been satisfied in full.  The Indenture Trustee may, but shall have no obligation to, execute and deliver any amendment or modification which would affect its duties, powers, rights, immunities or indemnities hereunder.

Section 9.4             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 9.5             Notices.  All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 16.4 of the Indenture.  Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to each Series Controlling Party that is an Insurer.  Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder.  All notices and demands shall be deemed to have been given either at the time of the delivery thereof to any officer or manager of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 9.6             Severability of Provisions.  If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto.  To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

Section 9.7             Delivery Dates.  If the due date of any notice, certificate or report required to be delivered by the Servicer hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 9.8             Limited Recourse.  The obligations of the Master Issuer under this Agreement are solely the limited liability company obligations of the Master Issuer.  Each of the Servicer and the Indenture Trustee agrees that the Master Issuer shall be liable for any claims that either may have against the Master Issuer only to the extent that funds are available to pay such claims under Section 11.1 of the Indenture and that, to the extent that any such claims remain unpaid after the application of such funds in accordance with the Indenture, such claims shall be extinguished.  The terms of this Section 9.8 shall survive the termination of this Agreement.

Section 9.9             Binding Effect; Assignment; Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  Any assignment of this Agreement without the written consent of each Series Controlling Party shall be null and void.  Each Insurer, if any, shall be an express third party beneficiary of this Agreement, entitled to enforce the provisions hereof as if a party hereto.  Except as provided in the this Section 9.9, nothing in this Agreement expressed or implied, shall be construed to give any Person other than the parties hereto and the parties indicated in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, agreements, representations or provisions contained herein.  The parties hereto acknowledge and agree that (i) although this Agreement, the Insurance Agreement(s) and the Back-Up Manager Agreement are separate documents, they are intended to be integrated as one indivisible, non-separable agreement, (ii) the Servicer (and any Successor Servicer) in accepting the servicing role set forth in this Agreement (including but in no way limited to any Successor Servicer assuming the rights and obligations set forth in this Agreement after a bankruptcy of the predecessor Servicer) (and performing certain covenants on behalf of the Co-Issuers under the Indenture) hereby acknowledges and assumes, in partial consideration for its appointment as Servicer under this Agreement, any and all obligations of the Servicer hereunder, any Insurance Agreement and the Back-Up Manager Agreement, (iii) the provisions of the Insurance Agreement(s) shall be deemed to be incorporated into this Agreement as if they were set forth herein, (iv) this paragraph is fundamental to their understanding of this Agreement and is not in any manner severable from the remainder of this Agreement, (v) each Insurer, if any, would not have agreed to enter into the relevant Insurance Agreement (without which the transaction contemplated by this Agreement and such Insurance Agreement(s) would not have been entered into) without the benefit of and reliance upon all cross-default provisions contained herein and in any of the other Transaction Documents contemplated hereby (including but in no way limited to this Agreement), (vi) the rights, privileges, obligations and liabilities of such parties have been set forth in separate agreements for administrative convenience only, and (vii) it would be inequitable for any party hereto to enjoy the benefits of such single, integrated transaction without also meeting its obligations hereunder, whether such obligations are set forth in this Agreement or any other such agreement.  Each Insurer, if any, and its successors and assigns shall be deemed parties to this Agreement solely for purposes of benefiting from the right to enforce any right, remedy or claim conferred, given or granted to it hereunder and not for the purpose of assuming any obligation hereunder.  To the extent that this Agreement confers upon or gives or grants to an Insurer any right, remedy or claim under or by reason of an Insurance Agreement, each Insurer, if any, may enforce any such right, remedy or claim conferred, given or granted hereunder or thereunder.

Section 9.10           Article and Section Headings.  The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 9.11           Concerning the Indenture Trustee.  In acting under this Agreement, the Indenture Trustee shall be afforded the rights, privileges, immunities and indemnities set forth in the Indenture as if fully set forth herein.

Section 9.12           Counterparts.  This Agreement may be executed in several counterparts (including by facsimile or other electronic means of communication), and all of which shall constitute but one and the same instrument.

Section 9.13           Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire contract between the parties related to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents. Applebee’s International and Applebee’s Services, Inc. hereby agree that the Agreement to Provide Applebee’s Services, dated January 1, 1996, between Applebee’s International and Applebee’s Services, Inc., is hereby terminated.

Section 9.14           Jurisdiction; Consent to Service of Process.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment related thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.15           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

APPLEBEE’S SERVICES, INC., as Servicer

By:	/s/ Rebecca Tilden
Name: Rebecca Tilden
Title: Secretary

APPLEBEE’S ENTERPRISES LLC, as Master Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

APPLEBEE’S IP LLC, as Co-Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

APPLEBEE’S RESTAURANTS NORTH LLC, as Co-Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

APPLEBEE’S RESTAURANTS MID- ATLANTIC LLC, as Co-Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

[Applebee’s Servicing Agreement]

APPLEBEE’S RESTAURANTS WEST LLC, as Co-Issuer

By:	/s/ Beverly Elving
Name:
Title:

APPLEBEE’S RESTAURANTS TEXAS LLC, as Co-Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

APPLEBEE’S RESTAURANTS INC., as Co-Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

APPLEBEE’S RESTAURANTS KANSAS LLC, as Co-Issuer

By:	/s/ Carin Stutz
Name: Carin Stutz
Title: President

APPLEBEE’S RESTAURANTS VERMONT, Inc., as Co-Issuer

By:	/s/ Rebecca Tilden
Name: Rebecca Tilden
Title: President

[Applebee’s Servicing Agreement]

APPLEBEE’S FRANCHISING LLC,

By:	/s/ Carin Stutz
	Name:	Carin Stutz
	Title:	President

APPLEBEE’S INTERNATIONAL, INC., as Guarantor

By:	/s/ Beverly Elving
	Name:	Beverly Elving
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Melissa Philibert
	Name:	Melissa Philibert
	Title:	Vice President

ASSURED GUARANTY CORP., as Series 2007-1 Class A Insurer

By:	/s/ Daniel S. Bevill
	Name:	Daniel S. Bevill
	Title:	Managing Director

[Applebee’s Servicing Agreement]

EXHIBIT A

MANAGEMENT ASSERTION

Re: Annual Accountant’s Report

Reference is made to the Servicing Agreement, dated as of November 29, 2007 (the “Servicing Agreement”) among Applebee’s Enterprises LLC, Applebee’s IP LLC, Applebee’s Restaurants North LLC, Applebee’s Restaurants Mid-Atlantic LLC, Applebee’s Restaurants West LLC, Applebee’s Restaurants Texas LLC, Applebee’s Restaurants Inc., Applebee’s Restaurants Kansas LLC, Applebee’s Restaurants Vermont, Inc., Applebee’s Franchising LLC, Applebee’s Services, Inc. (the “Servicer”), Applebee’s International, Inc. (the “Guarantor”), Assured Guaranty Corp. and Wells Fargo Bank, National Association (the “Indenture Trustee”). Capitalized terms otherwise not defined herein shall have the meanings set forth in the Servicing Agreement.

Pursuant to Section 3.3 of the Servicing Agreement, I, [NAME], the [TITLE] of Applebee’s Services, Inc., hereby certify that:

1.             I have reviewed the Weekly Servicing Reports and Monthly Servicing Reports prepared and delivered pursuant to the Servicing Agreement for the period beginning on [          ]  and ending on [           ];

2.             To the best of my knowledge, based on such review, the information in each such report, taken as a whole, is true and correct in all material respects; and

3.             I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon my knowledge, and except as disclosed in any Weekly Servicing Report or Monthly Servicing Report, the Servicer has fulfilled its obligations under the Servicing Agreement.

By: _____________________________
Name:
Title
Date:

A1

EXHIBIT B-1

POWER OF ATTORNEY OF IP HOLDER

KNOW ALL MEN BY THESE PRESENTS, that in connection with the Servicing Agreement, dated as of the date hereof, among Applebee’s IP LLC, a Delaware limited liability company (the “IP Holder”), Applebee’s Services, Inc., a Delaware corporation (as the “Servicer”), Applebee’s International, Inc. (the “Guarantor”), Wells Fargo Bank, National Association (the “Indenture Trustee”) and the other parties identified therein (as the same may be amended or otherwise modified from time to time, the “Servicing Agreement”), the IP Holder hereby appoints the Servicer and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the IP Services described below being performed with respect to the IP Assets, with full irrevocable power and authority in the place of the IP Holder and in the name of the IP Holder or in its own name as agent of the IP Holder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Servicing Agreement, including, without limitation, the full power to perform:

(i)            searching, screening and clearing After-Acquired IP Assets to assess the risk of potential infringement;

(ii)           filing, prosecuting and maintaining applications and registrations for the IP Assets, in the United States (and, with respect to the POS System, worldwide), in the IP Holder’s name, including, timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, the timely payment of all registration and maintenance fees, responding to third party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences or other office or examiner requests or requirements;

(iii)          monitoring third party use and registration of Trademarks and taking appropriate actions to oppose or contest the use and any application or registration for Trademarks that could reasonably be expected to infringe, dilute or otherwise violate the IP Assets or IP Holder’s rights therein;

(iv)          confirming the IP Holder’s legal title in and to the IP Assets, including obtaining written assignments of IP Assets to the IP Holder and recording transfers of title in the appropriate intellectual property registry;

(v)           with respect to the IP Holder’s rights and obligations under the IP License Agreements and any Transaction Documents or other agreements pursuant to which the

B-1-1

IP Holder licenses the use of any IP Assets, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering approvals (or disapprovals) that are required under the applicable license agreement(s), and ensuring that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement and is in compliance with all applicable laws and the requirements of each of the Transaction Documents;

(vi)          sublicensing the IP Assets to suppliers, manufacturers, advertisers, and other service providers in connection with the provision of products and services for use in the U.S. Restaurant Business, the Other U.S. Products and Services, the Other U.S. Franchise Business and the U.S. Territories Business;

(vii)         protecting, policing, and, in the event that the Servicer becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the IP Assets, or any portion thereof, enforcing such IP Assets, including, (i) preparing and responding to and further prosecuting cease and desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the IP Assets, and seeking all appropriate monetary and equitable remedies in connection therewith; provided that the IP Holder shall, and hereby agrees to, join as a party to any such suits to the extent necessary to maintain standing;

(viii)        performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by the IP Holder, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Indenture Trustee and Co-Issuer together or any Insurer (so long as it is a Series Controlling Party) may from time to time reasonably request in connection with the security interests in the IP Assets granted by the IP Holder to the Indenture Trustee under the Indenture, (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Indenture Trustee and the Co-Issuers together or any Insurer (so long as it is a Series Controlling Party) may from time to time reasonably request that are intended to evidence such security interests in the IP Assets and recording such grants or other instruments with the relevant authority including the PTO, the United States Copyright Office or, only with respect to the POS System, with any applicable foreign intellectual property office and (iii) disclosing to Applebee’s International all material After-Acquired IP Assets for Applebee’s International’s exploitation thereof outside the U.S. and U.S. Territories;

(ix)           taking such actions as any licensee under an IP License Agreement may request that are required by the terms, provisions and purposes of such IP License Agreement (or by any other agreements pursuant to which the IP Holder licenses the use

B-1-2

of any IP Assets) to be taken by the IP Holder, and preparing (or causing to be prepared) for execution by the IP Holder all documents, certificates and other filings as the IP Holder shall be required to prepare and/or file under the terms of such IP License Agreements (or such other agreements);

(x)            paying or causing to be paid or discharged any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the IP Assets or contesting the same in good faith;

(xi)           obtaining licenses of third party Intellectual Property for use and sublicense in connection with the U.S. Restaurant Business, the Other U.S. Products and Services, the Other U.S. Franchise Business and the U.S. Territories Business, including sublicense to Franchisees pursuant to Participation Agreements or to Securitization Entities; and

(xii)          with respect to trade secrets and other confidential information of the IP Holder, taking all reasonable measures to maintain confidentiality and to prevent non-confidential disclosures.

IP Holder shall provide all requested cooperation and assistance to the Servicer in furtherance of the Servicer’s need or desire to accomplish the foregoing.  This power of attorney is coupled with an interest. Capitalized terms used herein, and not defined herein, shall have the meanings applicable to such terms in the Servicing Agreement.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

Dated:	This [November 29], 2007

APPLEBEE’S IP LLC

By:
Name:
Title:

B-1-3

STATE OF [ ] )
	)	ss.:
COUNTY OF [ ]	)

On the [29th day of November], 2007, before me the undersigned, personally appeared                  , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

B-1-4

EXHIBIT B-2

POWER OF ATTORNEY OF [     ]

KNOW ALL MEN BY THESE PRESENTS, that [                  ], a [                 ] (the “Company”), hereby appoints Applebee’s Services, Inc., a Delaware corporation (“Applebee’s Services”), and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the services to be provided to the Company by Applebee’s Services pursuant to the Servicing Agreement, dated as of the date hereof, by and among the Company, Applebee’s Services, in its capacity as the Servicer (the “Servicer”), Applebee’s International, Inc. (the “Guarantor”), Wells Fargo Bank, National Association (the “Indenture Trustee”) and the other parties identified therein (as the same may be amended or otherwise modified from time to time, the “Servicing Agreement”), with full irrevocable power and authority in the place of the Company and in the name of the Company or in its own name as agent of the Company, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Servicing Agreement, including, without limitation, the full power to:

(a)           perform such functions and duties, and prepare and file such documents, as are required under the Indenture to be performed, prepared and/or filed by the Company, including:  (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Indenture Trustee and the Company may from time to time reasonably request in order to perfect and maintain the security interests in the Indenture Collateral granted by the Company to the Indenture Trustee under the Transaction Documents in accordance with the UCC; and (ii) executing grants of security interests or any similar instruments required under the Transaction Documents to evidence such security interests in the Indenture Collateral;

(b)           take such actions on behalf of Company as Master Issuer or Servicer may reasonably request that are expressly required by the terms, provisions and purposes of the Servicing Agreement; or cause the preparation by other appropriate persons, of all documents, certificates and other filings as the Company shall be required to prepare and/or file under the terms of the Servicing; and

(c)           pay or arrange for payment or discharge taxes and liens levied or placed on or threatened against the IP Assets.

[         ] shall provide all requested cooperation and assistance to Applebee’s Services, Inc. in furtherance of Applebee’s Services, Inc.’s need or desire to accomplish the foregoing.  This power of attorney is coupled with an interest. Capitalized terms used herein, and not defined herein shall have the meanings applicable to such terms in the Servicing Agreement.

B-2-1

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

Dated:	This [November 29], 2007

[ ]

By:
Name:
Title:

B-2-2

STATE OF [ ] )
	)	ss.:
COUNTY OF [ ]	)

On the [29th day of November], 2007, before me the undersigned, personally appeared                  , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

B-2-3

EXHIBIT C

FORM OF MONTHLY NOTEHOLDERS’ REPORT

[DATE]

Series 20[]-[] Notes
Monthly Collection Period: [MM/DD/YY] – [MM/DD/YY]
Payment Date: [MM/DD/YY]

Reference is made to the Base Indenture, dated as of November 29, 2007, among Applebee’s Enterprises LLC, Applebee’s IP LLC, Applebee’s Restaurants North LLC, Applebee’s Restaurants Mid-Atlantic LLC, Applebee’s Restaurants West LLC, Applebee’s Restaurants Texas LLC, Applebee’s Restaurants Inc., Applebee’s Restaurants Kansas LLC, Applebee’s Restaurants Vermont, Inc., and Wells Fargo Bank, National Association (the “Indenture Trustee”) (as amended, supplemented and otherwise modified from time to time, the “Indenture”) and the Servicing Agreement, dated as of November 29, 2007, among Applebee’s Enterprises LLC, Applebee’s IP LLC, Applebee’s Restaurants North LLC, Applebee’s Restaurants Mid-Atlantic LLC, Applebee’s Restaurants West LLC, Applebee’s Restaurants Texas LLC, Applebee’s Restaurants Inc., Applebee’s Restaurants Kansas LLC, Applebee’s Restaurants Vermont, Inc., Applebee’s Franchising LLC, Applebee’s Services, Inc. (the “Servicer”), Applebee’s International, Inc. (the “Guarantor”), Assured Guaranty Corp. and the Indenture Trustee (the “Servicing Agreement”).  Capitalized terms otherwise not defined herein shall have the meaning assigned to them in the Indenture or the Servicing Agreement.

This Monthly Noteholders’ Report is delivered pursuant to Section 12.1(c) of the Indenture and Section 3.1(b) of the Servicing Agreement. The undersigned, on behalf of the Servicer and the Master Issuer, hereby certifies as follows:

(A) To the knowledge of the Servicer, the historical information contained herein is true and correct in all material respects;

(B) The forward looking information contained herein has been prepared in good faith based on information in the Servicer’s possession and/or reasonably available to the Servicer as of the date hereof; and

(C) Except as otherwise set forth herein, the Servicer has performed in all material respects its obligations under each Transaction Document since the date of the previously delivered Monthly Noteholders’ Report.

C-1

By:
Name:
Title:

[ATTACH MONTHLY SERVICER’S REPORT]

EXHIBIT D

FORM OF MONTHLY SERVICER’S CERTIFICATE & REPORT

[DATE]

Series 20[  ]-[  ] Notes
Monthly Collection Period: [MM/DD/YY] – [MM/DD/YY]
Payment Date: [MM/DD/YY]

Reference is made to the Base Indenture, dated as of November 29, 2007, among Applebee’s Enterprises LLC, Applebee’s IP LLC, Applebee’s Restaurants North LLC, Applebee’s Restaurants Mid-Atlantic LLC, Applebee’s Restaurants West LLC, Applebee’s Restaurants Texas LLC, Applebee’s Restaurants Inc., Applebee’s Restaurants Kansas LLC, Applebee’s Restaurants Vermont, Inc., and Wells Fargo Bank, National Association (the “Indenture Trustee”) (as amended, supplemented and otherwise modified from time to time, the “Indenture”) and the Servicing Agreement, dated as of November 29, 2007, among Applebee’s Enterprises LLC, Applebee’s IP LLC, Applebee’s Restaurants North LLC, Applebee’s Restaurants Mid-Atlantic LLC, Applebee’s Restaurants West LLC, Applebee’s Restaurants Texas LLC, Applebee’s Restaurants Inc., Applebee’s Restaurants Kansas LLC, Applebee’s Restaurants Vermont, Inc.,  Applebee’s Franchising LLC, Applebee’s Services, Inc., (the “Servicer”), Applebee’s International, Inc. (the “Guarantor”), Assured Guaranty Corp. and the Indenture Trustee (the “Servicing Agreement”).  Capitalized terms otherwise not defined herein shall have the meaning assigned to them in the Indenture or the Servicing Agreement.

This Monthly Servicer’s Certificate is delivered pursuant to Section 12.1(b) of the Indenture and Section 3.1(c) of the Servicing Agreement. The undersigned, on behalf of the Servicer, hereby certifies as follows:

(A) Attached is a true and correct copy of the Monthly Servicer’s Report; and

(B) Except as otherwise previously provided in any other notices, no Servicer Termination Event, Event of Default, Default, Rapid Amortization Event or Potential Rapid Amortization Event has occurred or is continuing.

(C) No trademark registrations are within 3 months of lapsing, except for the following trademark registrations that the Servicer has determined that it will allow to lapse within such time period pursuant to the Servicing Standard:

D-1

By:
Name:
Title:

[ATTACH MONTHLY SERVICER’S REPORT]

D-2

EXHIBIT E

FORM OF WEEKLY SERVICER’S REPORT

E-1

SCHEDULE 2.1(f)

FRANCHISEE INSURANCE NOT PROVIDING AFFILIATE COVERAGE

None

1

SCHEDULE 2.1(h)

SERVICER INSURANCE

Coverage	Insurance Carrier	Policy Term	Comment
Aircraft	USAIG	6/26/07 - 6/26/08	3rd party and property insurance for aircraft.

Automobile Liability – Owned/Hire & Non-owned	ACE	1/01/07 - 1/01/08	Coverage for “hired & non-owned autos. Insures associates while renting autos on company business. Insures the company against claims made for incidents when associates are driving their own vehicle.

Crime—Employee Dishonesty	St. Paul	1/01/07 - 1/01/08	Employee theft and/or forgery of money, securities, or other property.

D&O Liability	National Union, Chubb, Liberty, St. Paul	12/15/06 - 12/15/07	Traditional and broad form Side-A coverage for Directors and Officers.

Fiduciary	Chubb & St. Paul	12/31/06 - 12/31/07	Insures against wrongful acts committed, attempted, or allegedly committed by employees with respect to sponsored employee benefit plans.

Foreign Package	ACE	1/01/07 - 1/01/08	Independent insurance program covering associates while traveling internationally.

General Liability	ACE	1/01/07 - 1/01/08	Covers injury or illness to guests. Also covers damage to loss of guests’ property.

Kidnap Ransom	Liberty Mutual	12/15/06 - 12/15/07	Insurance and investigative protocols for kidnap, ransom, extortion, detention, etc.

Property (Includes Earth Movement)	Lloyds of London	1/01/07 - 1/01/08	Covers loss or damage to property owned or leased by the company.
Property DIC/Earth Movement	United Fire & Casualty	1/01/07 - 1/01/08
Property DIC/Earthquake	AXIS	1/01/07 - 1/01/08

Trade Name Restoration	Lloyds of London	1/01/07 - 1/01/08

Protects the company as a 1st party insured for loss of business income and restoration of the trade name in the event of a food borne illness, accidental contamination, and/or malicious contamination.

Umbrella & Excess Umbrella	ACE, Fireman’s Fund, Liberty	1/01/07 - 1/01/08	Umbrella & excess umbrella above the company’s General Liability, Auto, Employer’s Liability, Foreign Package.

Workers’ Compensation AOS (Deductible)	ACE	1/01/07 - 1/01/08	State statutory & employer’s liability for injury/illness to associates.
Workers’ Compensation - Wisconsin	ACE	1/1/07 – 1/1/08

SC2.1(g)-1

SCHEDULE 2.10

SUBSERVICING ARRANGEMENTS

None

SCHEDULE 5.3(b)

THIRD PARTY CONSENT LICENSE AGREEMENTS

A.       Contracts with AII Services, Inc.

1.        Application Services Provider Agreement, dated March 10, 2006, between Arrowstream, Inc. and AII Services, Inc.

2.        Software License and Services Agreement, dated December 12, 2000, between Astute, Inc. and AII Services, Inc.

3.        End-User License Agreement, dated August 1, 2004, between Barlap Compliance Corporation, Inc. and AII Services, Inc.

4.        Hardware Purchase & Software License Agreement, dated September 14, 2004, as amended, between Commerciant, L.P. and AII Services, Inc.

5.        Restated and Amended Software License Agreement, dated June 29, 2005, as amended, between EATEC Corporation and AII Services, Inc.

6.        Master Services Agreement, dated April 1, 2007, between e-Dialog, Inc. and AII Services, Inc.

7.        End-User License Agreement, dated October 2005 v.2, as amended, between FrontRange Solutions USA, Inc. and AII Services, Inc.

8.        Sales, Software License and Services Agreement, dated April 5, 2007, as amended, between Kronos Incorporated and AII Services, Inc.

9.        Microsoft Business Agreement, dated September 19, 2001, between MSLI, GP and AII Services, Inc.

10.      Microsoft Select Agreement, dated December 23, 2002, as amended, between MSLI, GP and AII Services, Inc.

11.      Universal Agreement, dated June 26, 1990, as amended, between NCR and AII Services, Inc. (also assigned to AFSS, Inc. pursuant to Amendment dated November 18, 2003)

12.      Master Software License Agreement, dated June 12, 2007, between Passlogix, Inc. and AII Services, Inc.

13.      Software License and Services Agreement, dated December 31, 2001, as amended, between PeopleSoft USA, Inc. (acquired by Oracle Corporation) and AII Services, Inc.

14.      Professional Services Schedule and related Statement of Work, dated July 31, 2007, between SAVVIS and AII Services, Inc.

15.      Database Management Services License Agreement, dated April 1, 2007, between SMG-II LLC and AII Services, Inc.

16.      Maintenance Agreement, dated July 1, 2007, between Spartan Computer Services, Inc. and AII Services, Inc.

17.      License Agreement, dated December 27, 2005, between Steton Technology Group, Inc. and AII Services, Inc.

18.      Research Services Agreement, dated December 13, 2002, between Synovate, Inc. and AII Services, Inc.

19.      Software License Agreement, dated November 22, 2004, between Tequila Software Incorporated and AII Services, Inc.

20.      Software License Agreement, dated April 6, 2005, between Trabon Solutions, LLC and AII Services, Inc.

21.      Statement of Work (Applebee’s Learning Center), dated December 13, 2006, between TrioMedia, LLC and AII Services, Inc.

22.      Enterprise-Wide Software License Agreement, dated December 14, 2006, between XPIENT Solutions, LLC and AII Services, Inc.

B.        Contracts with Applebee’s International, Inc.

1.        User-Based Software License Agreement, dated October 27, 2003, between BEA Systems, Inc. (formerly Plumtree Software, Inc.) and Applebee’s International, Inc.

2.        Purchase Web Agreement, dated December 22, 2000, between Instill Corporation and Applebee’s International, Inc.

3.        Clickwrap Software License, dated April 15, 2004, between MicroStrategy Services Corporation and Applebee’s International, Inc.

4.        QSR Automations Software License, Maintenance and Purchase Agreement, dated February 5, 2004, between QSR Automations, Inc. and Applebee’s International, Inc.

5.        Teradata Division Support Services Addendum, dated January 1, 2002, between Teradata Division (NCR Corporation) and Applebee’s International, Inc (addendum to Universal Agreement, dated June 26, 1990, as amended, between NCR and AII Services, Inc.)

SCHEDULE 5.5(a)

BANKS WITHOUT REQUIRED ACCOUNT CONTROL AGREEMENTS

Citizens Bank